EXHIBIT 4.3
EXECUTION COPY

$315,000,000
SECOND LIEN CREDIT AGREEMENT
Dated as of May 31, 2007
Among
IPC SYSTEMS, INC.,
as the Borrower
TRADER ACQUISITION CORP,
as Holdings
THE SEVERAL LENDERS
from Time to Time Parties Hereto,
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Administrative Agent and Collateral Agent
JPMORGAN CHASE BANK, N.A.,
and
UBS SECURITIES LLC,
as Co-Syndication Agents
CIT LENDING SERVICES CORPORATION
and
FORTIS CAPITAL CORP.,
as Co-Documentation Agents
GOLDMAN SACHS CREDIT PARTNERS L.P.,
and
J.P. MORGAN SECURITIES INC.,
as Co-Lead Arrangers
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
J.P. MORGAN SECURITIES INC.
and
UBS SECURITIES LLC,
as Joint Bookrunners

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SCHEDULES

Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Mortgaged Properties
Schedule 1.1(c)	Excluded Subsidiaries
Schedule 8.12	Subsidiaries
Schedule 9.9	Closing Date Affiliate Transactions

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Schedule 9.15(c)	Post-Closing Actions
Schedule 10.1	Closing Date Indebtedness
Schedule 10.2	Closing Date Liens
Schedule 10.5	Closing Date Investments
Schedule 10.11	Closing Date Restrictions
Schedule 15.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Promissory Note
Exhibit C	Intentionally Omitted
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Guarantee
Exhibit F-1	Form of Pledge Agreement
Exhibit F-2	Form of Pledge Agreement (Dutch Assets)
Exhibit G	Form of Security Agreement
Exhibit H	Form of Mortgage (Real Property)
Exhibit I	Form of Intercreditor Agreement
Exhibit J	Form of Perfection Certificate
Exhibit K	Form of Closing Certificate
Exhibit L-1	Form of Legal Opinion of Simpson Thacher & Bartlett LLP
Exhibit L-2	Form of Legal Opinions of Local Counsel
Exhibit L-3	Form of Legal Opinion of Dutch Counsel

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     SECOND LIEN CREDIT AGREEMENT dated as of May 31, 2007, among IPC SYSTEMS, INC., a Delaware corporation (the “Company” or the “Borrower”), TRADER ACQUISITION CORP, a Delaware corporation (“Holdings”), the lending institutions from time to time parties hereto (each a “Lender” and, collectively, the “Lenders”), GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent and Collateral Agent (such terms and each other capitalized term used but not defined in the recitals to this Agreement having the meaning provided in Section 1), JPMORGAN CHASE BANK, N.A. and UBS SECURITIES LLC, as Co-Syndication Agents, and CIT LENDING SERVICES CORPORATION and FORTIS CAPITAL CORP., as Co-Documentation Agents.
          WHEREAS, pursuant to the Agreement and Plan of Merger (as amended from time to time in accordance therewith, the “Merger Agreement”), dated as of March 26, 2007, among Whitehall Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Westcom Holding Corp., a Delaware corporation (“Westcom”) and One Equity Partners LLC, solely in its capacity as stockholder representative, Merger Sub will merge (the “Merger”) with and into Westcom with Westcom as the surviving corporation and thereafter a wholly-owned subsidiary of the Company;
          WHEREAS, in connection with the Merger, the Company intends to refinance all of its existing indebtedness under the Existing Credit Agreements and certain existing indebtedness of Westcom, including all such indebtedness under Westcom’s existing first lien and second lien credit facilities (the “Refinancing”).
          WHEREAS, to consummate the transactions contemplated by the Merger Agreement and the Refinancing, the Company will obtain senior secured term loans (the “First Lien Term Loans”) pursuant to the First Lien Credit Agreement generating aggregate gross proceeds of the Dollar Equivalent of $840,000,000 (or such lesser amount sufficient, together with cash equity contributed by the Sponsor (the “Equity Investments”) and the proceeds generated from the credit facilities hereunder, to consummate the transactions contemplated by the Merger Agreement and the Refinancing);
          WHEREAS, the Company will also obtain senior secured revolving loans (the “First Lien Revolving Loans”) pursuant to the First Lien Credit Agreement in an amount up to $70,000,000;
          WHEREAS, in connection with the foregoing, the Company has requested that the Lenders extend credit in the form of Tranche B Term Loans to the Company in an aggregate principal amount of $315,000,000;
          WHEREAS, the proceeds of the Tranche B Term Loans will be used by the Company, together with (a) the net proceeds of the First Lien Term Loans and (b) the net proceeds of the Equity Investments, on the Closing Date solely to effect the Merger and the Refinancing and to pay Transaction Expenses; and

           WHEREAS, the Lenders are willing to make available to the Company such term loans upon the terms and subject to the conditions set forth herein.
          NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:
SECTION 1
Definitions
          1.1. Defined Terms. (a) As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires:
          “ABR” shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “ABR Loan” shall mean each Loan bearing interest at the rate provided in Section 2.8(a).
          “Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Company and its Subsidiaries therein and in the definition of Consolidated Net Income were to such Pro Forma Entity and its Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.
          “Acquired Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
          “Additional Basket” shall mean, at any time, an amount equal to (a) $60,000,000; provided that, only $30,000,000 of the amount in this clause (a) shall be available if the Consolidated Total Debt to Consolidated EBITDA Ratio at such time is greater than 6.00:1.00, determined on a Pro Forma Basis after giving effect to any dividend or prepayment, repurchase or redemption actually made pursuant to Sections 10.6(c)(i) or 10.7(a)(i)(x), minus (b) the aggregate amount of dividends and prepayments, repurchases and redemptions actually made pursuant to Sections 10.6(c)(i) or 10.7(a)(i)(x) since the Closing Date and prior to such time.
          “Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

          “Administrative Agent” shall mean Goldman Sachs Credit Partners L.P., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 14.
          “Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 30 Hudson Street, 17th Floor, Jersey City, NJ 07302, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
          “Administrative Questionnaire” shall have the meaning provided in Section 15.6(b).
          “Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the securities having ordinary voting power for the election of directors of such corporation or (b) to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
          “Agent Parties” shall have the meaning provided in Section 15.17(c).
          “Agents” shall mean each the Administrative Agent, the Collateral Agent and each Co-Syndication Agent and Co-Documentation Agent.
          “Agreement” shall mean this Second Lien Credit Agreement, as the same may be amended, supplemented or otherwise modified from time to time.
          “Applicable ABR Margin” shall mean at any date, with respect to each ABR Loan, 4.25% per annum.
          “Applicable Amount” shall mean, at any time (the “Reference Time”), an amount equal to (a) the sum, without duplication, of:
          (i) an amount (which shall not be less than zero) equal to (A) the cumulative amount of Excess Cash Flow for all fiscal years completed after the Closing Date (commencing with and including the fiscal year ending September 30, 2007) and prior to the Reference Time, minus (B) the portion of such Excess Cash Flow that has been (or will be) applied after the Closing Date and prior to the Reference Time to the prepayment of Loans in accordance with Section 5.2(a)(ii); and
          (ii) the amount of any capital contributions (other than the Equity Investments) made in cash to, or any proceeds of an equity issuance received by, the Company from and including the Business Day immediately following the Closing Date through and including the Reference Time, including proceeds from the issuance of Stock or Stock Equivalents of any direct or indirect parent of the Company, minus (b) the sum, without duplication, of:

          (i) the aggregate amount of Investments made pursuant to Section 10.5(g)(ii)(y) or 10.5(i)(ii)(y) since the Closing Date and prior to the Reference Time;
          (ii) the aggregate amount of dividends pursuant to Section 10.6(c)(ii) since the Closing Date and prior to the Reference Time; and
          (iii) the aggregate amount of prepayments, repurchases and redemptions of Indebtedness pursuant to Section 10.7(a)(i)(y) since the Closing Date and prior to the Reference Time.
          “Applicable LIBOR Margin” shall mean at any date, with respect to each LIBOR Loan, 5.25% per annum.
          “Approved Fund” shall have the meaning provided in Section 15.6.
          “Asset Sale Prepayment Event” shall mean any Disposition of any business units, assets or other property of the Company or any of the Restricted Subsidiaries not in the ordinary course of business (including any Disposition of any Stock or Stock Equivalents of any Subsidiary of the Company owned by the Company or a Restricted Subsidiary, including any sale of any Stock or Stock Equivalents of any Restricted Subsidiary). Notwithstanding the foregoing, the term “Asset Sale Prepayment Event” shall not include any transaction permitted by Section 10.4, other than transactions permitted by Sections 10.4(b) and (e).
          “Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent.
          “Authorized Officer” shall mean the President, the Chief Financial Officer, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.
          “Bankruptcy Code” shall have the meaning provided in Section 11.5.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).
          “Borrower” shall have the meaning provided in the preamble to this Agreement.
          “Borrowing” shall mean and include the incurrence of one Type of Term Loan on a given date (or resulting from conversions on a given date after the Closing Date) having, in the case of LIBOR Term Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Term Loans).
          “Business Day” shall mean (a) any day excluding Saturday, Sunday and any day that shall be in The City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close and (b) with respect to all notices, determinations, fundings and payments in connection with LIBOR Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.
          “Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.
          “Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.
          “Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property for which such Person or any of its Restricted Subsidiaries receives insurance proceeds, or proceeds of a condemnation award or other compensation.
          “Change in Law” shall mean (a) the adoption of any law, treaty, order, policy, rule or regulation after the date of this Agreement, (b) any change in any law, treaty, order, policy, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by the Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law).
          “Change of Control” shall mean and be deemed to have occurred if:
          (a) at any time prior to the consummation of a Qualifying IPO, (i) the Sponsor and the Management Investors shall at any time (i) not own, in the aggregate, directly or indirectly, beneficially and of record, at least 50% of the voting power of the outstanding Voting Stock of Holdings and (ii) cease to have the power, directly or indirectly by voting power, contract or otherwise, to elect or designate at least a majority of the board of directors of Holdings; or
          (b) at any time after consummation of a Qualifying IPO, the Sponsor and the Management Investors shall at any time (i) not own, in the aggregate, directly or indirectly, beneficially and of record, at least 35% of the voting power of the outstanding Voting Stock of Holdings unless no other person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) shall at such time have acquired direct or indirect beneficial ownership of a greater percentage of the voting power of the outstanding Voting Stock of Holdings than the percentage of the voting power of such Voting Stock then beneficially owned, in the aggregate, by the Sponsor and the Management Investors and (ii) cease to have the power, directly or indirectly by voting power, contract or otherwise, to elect or designate at least a majority of the board of directors of Holdings; or
          (c) any time prior to consummation of a Qualifying IPO, Continuing Directors shall not constitute at least a majority of the board of directors of the Company; or
          (d) any time prior to consummation of a Qualifying IPO, the Company shall cease to be a wholly-owned Subsidiary of Holdings.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche B Term Loans or New Term Loans (of each Series) and, when used in reference to any Commitment, refers to whether such Commitment is a Tranche B Term Loan Commitment or a New Term Loan Commitment.
          “Closing Date” shall mean the date of the initial Borrowing hereunder.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement, and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
          “Collateral” shall have the meaning provided in the Pledge Agreement, the Security Agreement, any Mortgage or any other Security Document, as applicable.
          “Collateral Agent” shall mean Goldman Sachs Credit Partners L.P., as collateral agent for the Lenders and the other Secured Parties.
          “Company” shall have the meaning provided in the preamble to this Agreement.
          “Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Tranche B Term Loan Commitment and New Term Loan Commitment.
          “Communications” shall have the meaning provided in Section 15.17(a).
          “Confidential Information” shall have the meaning provided in Section 15.16.
          “Confidential Information Memorandum” shall mean the Confidential Information Memoranda of the Company, each dated May 2007, delivered to the Lenders in connection with this Agreement.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus:
          (a) without duplication and to the extent already deducted (and not added back) in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
          (i) total interest expense and to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities,
          (ii) provision for taxes based on income, profits or capital of the Company and the Restricted Subsidiaries, including state, franchise and similar taxes and foreign withholding taxes paid or accrued during such period,
          (iii) depreciation and amortization (including amortization of prepaid insurance purchased in connection with the acquisition of Westcom by Affiliates of One Equity Partners LLC in 2004);
          (iv) Non-Cash Charges,
          (v) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans,
          (vi) restructuring charges or reserves (including restructuring costs related to acquisitions after the date hereof and to closure and/or consolidation of facilities),
          (vii) any deductions attributable to minority interests,
          (viii) the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsor,
          (ix) any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Stock or Stock Equivalents of the Company;
          (x) operating losses attributable to any discontinued operations; and
          (xi) the amount of net cost savings projected by the Company in good faith to be realized as a result of specified actions taken by the Company and its Restricted Subsidiaries during or prior to such period (calculated on a Pro Forma Basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided that (A) such cost savings are reasonably identifiable and factually supportable, (B) such actions are taken on or prior to the third anniversary of the Closing Date, (C) no cost savings shall be added pursuant to this clause (xi) to the extent duplicative of any expenses or charges relating to such cost savings that are included in clause (vi) above with respect to such period and (D) the aggregate amount of cost savings added pursuant to this clause (xi) shall not exceed $20,000,000 for any period consisting of four consecutive quarters, less
          (b) without duplication and to the extent included in arriving at such Consolidated Net Income, the sum of the following amounts for such period:
          (i) extraordinary gains and unusual or non-recurring gains,
          (ii) non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period),
          (iii) gains on asset sales (other than asset sales in the ordinary course of business),
          (iv) any net after-tax income from the early extinguishment of Indebtedness or hedging obligations or other derivative instruments, and
          (v) all gains from investments recorded using the equity method, in each case, as determined on a consolidated basis for the Company and the Restricted Subsidiaries in accordance with GAAP; provided that, to the extent included in Consolidated Net Income,
          (i) there shall be excluded in determining Consolidated EBITDA currency translation gains and losses related to currency remeasurements of Indebtedness or intercompany balances (including the net loss or gain resulting from Hedge Agreements for currency exchange risk),
          (ii) there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of Statement of Financial Accounting Standards No. 133, and
          (iii) (A) there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned or otherwise disposed by the Company or such Restricted Subsidiary (each such Person, property, business or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition) as specified in a Pro Forma Adjustment Certificate and delivered to the Lenders and the Administrative Agent and (B) there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business or asset (other than an Unrestricted Subsidiary) sold, transferred, abandoned or otherwise disposed of, closed or classified as discontinued operations by the Company or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”)

based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer or disposition or conversion). For the purposes of this paragraph (iii) and notwithstanding anything to the contrary contained herein, (I) the acquisition by the Company of Positron on March 1, 2007 and Westcom on the Closing Date shall each be considered the acquisition by the Company of an Acquired Entity or Business, (II) such acquisitions shall, to the extent set forth in the applicable Pro Forma Adjustment Certificate, give rise to an adjustment as set forth in clause (A)(2) above, and (III) in the calculation of Consolidated EBITDA for any period that ends prior to the Closing Date, the Company shall be deemed to have consummated the acquisition of Westcom on the last day of such period.
          “Consolidated EBITDA to Consolidated Interest Expense Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated EBITDA for the relevant Test Period to (b) Consolidated Interest Expense for such Test Period.
          “Consolidated Interest Expense” shall mean, for any period, the sum of (i) the cash interest expense (including that attributable to Capital Leases in accordance with GAAP), net of cash interest income, of the Company and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP with respect to all outstanding Indebtedness of the Company and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements (other than currency swap agreements, currency future or option contracts and other similar agreements), (ii) any cash payments made during such period in respect of obligations referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period (other than any such obligations resulting from the discounting of Indebtedness in connection with the application of purchase accounting in connection with the Transactions or any Permitted Acquisition) and (iii) the amount of any dividends made by the Company to Holdings pursuant to Section 10.6(e) during such period, but excluding, however, (a) amortization of deferred financing costs and any other amounts of non-cash interest, (b) the accretion or accrual of discounted liabilities during such period, and (c) all non-recurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations and financing fees, all as calculated on a consolidated basis in accordance with GAAP and excluding, for the avoidance of doubt, any interest in respect of items excluded from Indebtedness in the proviso to the definition thereof, provided that (i) except as provided in clause (ii) below, there shall be excluded from Consolidated Interest Expense for any period the cash interest expense (or cash interest income) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Interest Expense, (ii) there shall be included in determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Acquired Entity or Business acquired during such period and of any Converted Restricted Subsidiary converted during such period, in each case based on the cash interest expense (or income) of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) assuming any Indebtedness incurred or repaid in connection with any such acquisition or conversion had been incurred or prepaid on the first day of such period, and (iii) there shall be excluded from determining Consolidated Interest Expense for any period the cash interest expense (or income) of any Sold Entity or Business disposed of during such period, based on the cash interest expense

(or income) relating to any Indebtedness relieved, retired or repaid in connection with any such disposition of such Sold Entity or Business for such period (including the portion thereof occurring prior to such disposal) assuming such debt relieved, retired or repaid in connection with such disposition had been relieved, retired or repaid on the first day of such period. Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Interest Expense for any period ending prior to the first anniversary of the Closing Date, Consolidated Interest Expense shall be an amount equal to actual Consolidated Interest Expense from the Closing Date through the date of determination multiplied by a fraction the numerator of which is 365 and the denominator of which is the number of days from the Closing Date through the date of determination.
          “Consolidated Net Income” shall mean, for any period, the net income (loss) of the Company and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, excluding, without duplication, (a) extraordinary items for such period, (b) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income, (c) in the case of any period that includes a period ending prior to February 28, 2008, Transaction Expenses, (d) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, recapitalization, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, (e) any income (loss) for such period attributable to the early extinguishment of Indebtedness and (f) accruals and reserves that are established that are so required to be established or adjusted as a result of the Transactions in accordance with GAAP or changes as a result of adoption of or modification of accounting policies, in each case, within twelve months after the Closing Date. There shall be excluded from Consolidated Net Income for any period the purchase accounting effects of adjustments to inventory, property and equipment, software and other intangible assets and deferred revenue in component amounts required or permitted by GAAP and related authoritative pronouncements (including the effects of such adjustments pushed down to the Company and the Restricted Subsidiaries), as a result of the Transactions, any acquisition consummated prior to the Closing Date, any Permitted Acquisition or other Investment, or the amortization or write-off of any amounts thereof.
          “Consolidated Secured Debt” shall mean, as of any date of determination, (a) Consolidated Total Debt as of such date, minus (b) to the extent included in the foregoing clause (a), any unsecured Indebtedness of the Company and the Restricted Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of such date to (b) Consolidated EBITDA for the then most recently ended Test Period (or, if such date is the last date of a Test Period, Consolidated EBITDA for such Test Period).
          “Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries at such date.
          “Consolidated Total Debt” shall mean, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Company and the Restricted Subsidiaries outstanding on such date, determined on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting in connection with the Transactions or any Permitted Acquisition), consisting of Indebtedness for borrowed money, Capital Lease Obligations and debt obligations evidenced by promissory notes or similar instruments, minus (b) up to $75,000,000 of cash and Permitted Investments on the consolidated balance sheet of the Company and the Restricted Subsidiaries as at such date to the extent the use thereof for application to payment of Indebtedness is not prohibited by law or any contract to which the Company or any of the Restricted Subsidiaries is a party.
          “Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) Consolidated EBITDA for the then most recently ended Test Period (or, if such date is the last date of a Test Period, Consolidated EBITDA for such Test Period).
          “Consolidated Working Capital” shall mean, at any date, the excess of (a) the sum of all amounts (other than cash and Permitted Investments) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Company and the Restricted Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Funded Debt, (ii) all Indebtedness consisting of Loans, First Lien Loans and Letter of Credit Exposure (as defined in the First Lien Credit Agreement) to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.
          “Continuing Director” shall mean, at any date, an individual (a) who is a member of the board of directors of the Company on the date hereof, (b) who, as at such date, has been a member of such board of directors for at least the twelve preceding months, (c) who has been nominated to be a member of such board of directors, directly or indirectly, by the Sponsor or Persons nominated by the Sponsor or (d) who has been nominated to be a member of such board of directors by a majority of the other Continuing Directors then in office.
          “Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.
          “Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

          “Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
          “Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term “Consolidated EBITDA.”
          “Co-Syndication Agents” shall have the meaning provided in the preamble to this Agreement.
          “Credit Documents” shall mean this Agreement, the Security Documents, the Intercreditor Agreement and any promissory notes issued by the Borrower hereunder.
          “Credit Party” shall mean each of the Company, the Guarantors and each other Subsidiary of the Company that is a party to a Credit Document.
          “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Company or any of the Restricted Subsidiaries of any Indebtedness (including any issuance by the Company of Permitted Additional Debt to the extent the Net Cash Proceeds are not used for a Permitted Acquisition but excluding any other Indebtedness permitted to be issued or incurred under Section 10.1 other than Section 10.1(o)).
          “Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.
          “Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
          “Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of “Net Cash Proceeds.”
          “Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by the Company or a Restricted Subsidiary in connection with a Disposition pursuant to Section 10.4(b) and Section 10.4(c) that is designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Company, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash within 180 days following the consummation of the applicable Disposition).
          “Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Company and the Restricted Subsidiaries in the definition of Consolidated EBITDA and Consolidated Net Income were references to such Sold Entity or

Business or Converted Unrestricted Subsidiary and its Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business.
          “Disposition” shall have the meaning provided in Section 10.4(b).
          “Disregarded Entity” shall mean any Domestic Subsidiary that is a disregarded entity for U.S. federal income tax purposes.
          “Dividends” or “dividends” shall have the meaning provided in Section 10.6.
          “Dollars” and “$” shall mean dollars in lawful currency of the United States of America.
          “Dollar Equivalent” shall mean, on any date of determination, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent using the applicable Exchange Rate.
          “Domestic Subsidiary” shall mean each Subsidiary of the Company that is organized under the laws of the United States, any state or territory thereof, or the District of Columbia.
          “Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by the Company or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for the violation of, or for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to, any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (including relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.
          “Environmental Law” shall mean any applicable Federal, state, foreign or local statute, law, rule, regulation, ordinance, code and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or safety (including relating to human exposure to Hazardous Materials), or Hazardous Materials.
          “Equity Investments” shall have the meaning provided in the recitals to this Agreement.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
          “ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Company or a Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “Event of Default” shall have the meaning provided in Section 11.
          “Excess Cash Flow” shall mean, for any period, an amount equal to the excess of
          (a) the sum, without duplication, of
          (i) Consolidated Net Income for such period,
          (ii) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income,
          (iii) decreases in Consolidated Working Capital and long-term account receivables for such period (other than any such decreases arising from acquisitions by the Company and the Restricted Subsidiaries completed during such period), and
          (iv) an amount equal to the aggregate net non-cash loss on Dispositions by the Company and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income, over
          (b) the sum, without duplication, of
          (i) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a) through (f) of the definition of Consolidated Net Income (other than cash charges in respect of Transaction Expenses paid on or about the Closing Date to the extent financed with the proceeds of Indebtedness incurred on the Closing Date or the Equity Investments),
          (ii) without duplication of amounts deducted pursuant to clause (xi) below in prior years, the amount of capital expenditures made in cash during such period, except to the extent that such capital expenditures were financed with the proceeds of Indebtedness of the Company or the Restricted Subsidiaries,
          (iii) the aggregate amount of all principal payments of Indebtedness of the

Company and the Restricted Subsidiaries (including (A) the principal component of payments in respect of Capitalized Leases and (B) the amount of any mandatory prepayment of Term Loans pursuant to Section 5.2(a) or of First Lien Term Loans pursuant to Section 5.2(a) of the First Lien Credit Agreement to the extent required due to a Disposition that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (x) all other prepayments of Term Loans and First Lien Term Loans and (y) all prepayments of Revolving Credit Loans (as defined in the First Lien Credit Agreement) and Swing Line Loans (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement) made during such period (other than in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness of the Company or the Restricted Subsidiaries,
          (iv) an amount equal to the aggregate net non-cash gain on Dispositions by the Company and the Restricted Subsidiaries during such period (other than Dispositions in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,
          (v) increases in Consolidated Working Capital for such period and long-term account receivables for such period (other than any such increases arising from acquisitions by the Company and the Restricted Subsidiaries during such period),
          (vi) cash payments by the Company and the Restricted Subsidiaries during such period in respect of long-term liabilities of the Company and the Restricted Subsidiaries other than Indebtedness,
          (vii) without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years, the aggregate amount of cash consideration paid by the Company and the Restricted Subsidiaries in connection with Investments (including acquisitions) made during such period pursuant to Section 10.5 to the extent that such Investments were financed with internally generated cash flow of the Company and the Restricted Subsidiaries,
          (viii) the amount of dividends paid during such period to the extent such dividends were financed with internally generated cash flow of the Company and the Restricted Subsidiaries,
          (ix) the aggregate amount of expenditures actually made by the Company and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period,
          (x) the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Company and the Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness,

          (xi) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Company or any of the Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions or capital expenditures to be consummated or made during the period of four consecutive fiscal quarters of the Company following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Acquisitions during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, and
          (xii) the amount of cash taxes paid in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period.
          “Exchange Rate” shall mean on any day with respect to any Foreign Currency, the rate at which such Foreign Currency may be exchanged into Dollars, as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such Foreign Currency; in the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such Foreign Currency are then being conducted, at or about 10:00 a.m. (New York City time) on such date for the purchase of Dollars for delivery two Business Days later.
          “Excluded Subsidiary” means (a) each Subsidiary listed on Schedule 1.1(c) hereto, (b) any Subsidiary that is not a wholly-owned Subsidiary, (c) any Subsidiary that is prohibited by any applicable Requirement of Law from guaranteeing the Obligations, (d) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary, (e) any Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 10.1(j) or Section 10.1(k) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Subsidiary or such Restricted Subsidiary is a party prohibits such Subsidiary or such Restricted Subsidiary from guaranteeing, or granting a Lien on any of its assets to secure, the Obligations, provided that after such time that such prohibitions on guarantees or granting of Liens lapses or terminates, such Subsidiary or such Restricted Subsidiary shall no longer be an Excluded Subsidiary, (f) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Company), the cost or other consequences (including any adverse tax consequences) of providing a Guarantee shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (g) each Unrestricted Subsidiary and (h) any Receivables Subsidiary.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, the Collateral Agent or any Lender, (a) (i) net income taxes and franchise taxes (imposed in lieu of net income taxes) and capital taxes imposed on the Administrative Agent or any Lender and (ii) any taxes imposed on the Administrative Agent or any Lender as a result of any current or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced this Agreement or any other Credit Document) and (b) for a Lender (or Participant), any withholding tax that is imposed by a jurisdiction in which the Company is located or organized on amounts payable to such Lender under the law in effect at the time such Lender becomes a party to this Agreement (or, in the case of a Participant, on the date such Participant became a Participant hereunder); provided that this clause (b) shall not apply to the extent that (x) the indemnity payments or additional amounts any Lender (or Participant) would be entitled to receive (without regard to this clause (b)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Lender (or Participant) would have been entitled to receive in the absence of such assignment, participation or transfer or (y) any Tax is imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 15.8(a) or that such Lender acquired pursuant to Section 15.7 (it being understood and agreed, for the avoidance of doubt, that any withholding tax imposed on a Lender as a result of a Change in Law occurring after the time such Lender became a party to this Agreement (or designates a new lending office) shall not be an Excluded Tax) and (c) any Tax to the extent attributable to such Lender’s failure to comply with Section 5.4(d) or Section 5.4(e).
          “Existing Credit Agreements” shall mean (a) the First Lien Credit Agreement dated as of September 29, 2006, among the Company, Holdings, TSW Netherlands Holdings C.V., the lenders party thereto, CIT Lending Services Corporation, as administrative agent and collateral agent, and the other entities party thereto and (b) the Second Lien Credit Agreement dated as of September 29, 2006, among the Company, Holdings, the lenders party thereto, Goldman Sachs Credit Partners L.P., as administrative agent and collateral agent and the other entities party thereto.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.
          “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial condition of Company and the Restricted Subsidiaries or its Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

          “First Lien Credit Agreement” shall mean the First Lien Credit Agreement dated as of the date hereof among Holdings, the Company, TSW Netherlands Holdings C.V., the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, GSCP and UBS Securities LLC as co-syndication agents and CIT Lending Services Corporation and Fortis Capital Corp., as Co-Documentation Agents.
          “First Lien Credit Documents” shall mean the First Lien Credit Agreement, the Intercreditor Agreement and other credit documents referred to in the First Lien Credit Agreement.
          “First Lien Indebtedness” shall mean all Indebtedness incurred pursuant to the First Lien Credit Agreement.
          “First Lien Loans” shall mean the First Lien Term Loans, the First Lien Revolving Loans and any additional loans under the First Lien Credit Agreement effected pursuant to New Loan Commitments (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement.
          “First Lien Obligations” shall mean the “Obligations” under and as defined in the First Lien Credit Agreement.
          “First Lien Revolving Loans” shall have the meaning provided in the recitals to this Agreement.
          “First Lien Term Loans” shall have the meaning provided in the recitals to this Agreement.
          “Foreign Asset Sale” shall have the meaning provided in Section 5.2(h).
          “Foreign Currencies” shall mean any currency other than U.S. Dollars.
          “Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Company or any of its Subsidiaries with respect to employees employed outside the United States.
          “Foreign Subsidiary” shall mean each Subsidiary of the Company that is not a Domestic Subsidiary.
          “Funded Debt” shall mean all indebtedness of the Company and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date and is renewable or extendable, at the option of the Company or any Restricted Subsidiary, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all amounts of Funded Debt required to be paid or prepaid within one year from the date of its creation and, in the case of the Borrower, Indebtedness in respect of the Loans.
          “GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          “Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.
          “GSCP” means Goldman Sachs Credit Partners L.P.
          “Guarantee” shall mean (a) the Guarantee, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit E, and (b) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent, in each case as the same may be amended, supplemented or otherwise modified from time to time.
          “Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
          “Guarantors” shall mean (a) Holdings and (b) the Subsidiary Guarantors.
          “Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls,

and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law; and (c) any other chemical, waste, material or substance, which is prohibited, limited or regulated by any Environmental Law.
          “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Holdings’ or any of its Subsidiaries’ businesses.
          “Historical Financial Statements” shall mean, as of the Closing Date, the audited financial statements of the Company and its Subsidiaries, for the immediately preceding three fiscal years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years.
          “Holdings” shall have the meaning assigned in the preamble to this Agreement.
          “Increased Amount Date” shall have the meaning provided in Section 2.14.
          “Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services that in accordance with GAAP would be included as liabilities in the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (d) all Indebtedness of a second Person secured by any Lien on any property owned by such first Person, whether or not such Indebtedness has been assumed, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts, commodity price protection agreements or other commodity price hedging agreements and other similar agreements and (g) without duplication, all Guarantee Obligations of such Person, provided that Indebtedness shall not include (i) trade payables and accrued expenses, in each case payable directly or through a bank clearing arrangement and arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller and (iv) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.
          “Indemnified Taxes” shall mean all Taxes (other than Excluded Taxes) and Other Taxes.
          “Intercreditor Agreement” means an Intercreditor Agreement substantially in the form of Exhibit I, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
          “Interest Period” shall mean, with respect to any Term Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

          “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
          “Investment” shall mean, for any Person: (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale); (b) the making of any deposit with, or advance, loan or other extension of credit to, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person), but excluding any such advance, loan or extension of credit having a term not exceeding 364 days arising in the ordinary course of business; or (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness.
          “Investors” shall mean the Sponsor, the Management Investors and each other investor providing a portion of the Equity Investments on the Closing Date.
          “Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.
          “Lender” shall have the meaning provided in the preamble to this Agreement.
          “Lender Default” shall mean (a) the failure (which has not been cured) of a Lender to make available its portion of any Borrowing, (b) a Lender having notified the Administrative Agent and/or the Company that it does not intend to comply with the obligations under Section 2.1(a) or (c) a Lender being deemed insolvent or becoming the subject of a bankruptcy or insolvency proceeding.
          “LIBOR Loan” or “LIBOR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate.
          “LIBOR Rate” shall mean, in the case of any LIBOR Loan, with respect to each day during each Interest Period pertaining to such LIBOR Loan, the rate of interest determined on the basis of the rate for deposits in Dollars, for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), two Business Days prior to the beginning of such Interest Period and multiplied by the Statutory Reserve Rate. In the event that any such rate does not appear on the applicable Page of the Reuters Service (or otherwise on such service), the “LIBOR Rate” for the purposes of this paragraph shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such agreement, the “LIBOR Rate” for the purposes of this paragraph shall instead be the rate per annum notified to the Administrative Agent by the Reference Lender as the rate at which the Reference Lender is offered Dollar deposits at or about 11:00 a.m. (London time) two Business Days prior to the beginning of such Interest Period in the interbank LIBOR market where the LIBOR and foreign currency and exchange operations in respect of its LIBOR Loans are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to the amount of its LIBOR Loans to be outstanding during such Interest Period.
          “Lien” shall mean any mortgage, pledge, security interest, hypothecation, assignment, lien (statutory or other) or similar encumbrance (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof).
          “Loan” or “Term Loan” shall mean any Tranche B Term Loan or New Term Loan made by any Lender hereunder.
          “Management Investors” shall mean the directors, management officers and employees of the Company and its Subsidiaries who are investors in Holdings (or any direct or indirect parent thereof) on the Closing Date.
          “Material Adverse Change” shall mean any event or circumstance which has resulted or is reasonably likely to result in a material adverse change in the business, assets, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole or that would materially adversely affect the ability of the Company and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents.
          “Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Company and the Subsidiaries, taken as a whole, that would materially adversely affect (a) the business, assets, operations, properties, or financial condition of the Company and its Subsidiaries, taken as a whole, (b) the ability of the Company and the other Credit Parties, taken as a whole, to perform their respective payment obligations under this Agreement or any of the other Credit Documents, or (c) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or any of the other Credit Documents.
          “Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary of the Company (a) whose total assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 5% of the consolidated total assets of the Company and the Restricted Subsidiaries at such date or (b) whose gross revenues for such Test Period were equal to or greater than 5% of the consolidated gross revenues of the Company and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.
          “Maturity Date” shall mean the date which is eight years after the Closing Date or, if such date is not a Business Day, the first Business Day thereafter.
          “Merger” shall have the meaning provided in the recitals to this Agreement.
          “Merger Agreement” shall have the meaning provided in the recitals to this Agreement.

          “Merger Sub” shall have the meaning provided in the recitals to this Agreement.
          “Minimum Borrowing Amount” shall mean $1,000,000.
          “Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
          “Mortgage” shall mean an Open End Mortgage, Security Agreement, Assignment of Rents and Leases and Fixture Filing or other security document entered into by the owner of a Mortgaged Property and the Collateral Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit H, as the same may be amended, supplemented or otherwise modified from time to time.
          “Mortgaged Property” shall mean each parcel of real estate and the improvements thereto owned by a Credit Party and identified on Schedule 1.1(b) and each other parcel of real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 9.15.
          “Net Cash Proceeds” shall mean, with respect to any Prepayment Event, (a) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable) received by or on behalf of the Company or any of the Restricted Subsidiaries in respect of such Prepayment Event or issuance, as the case may be, less (b) the sum of:
          (i) the amount, if any, of all taxes paid or estimated to be payable by the Company or any of the Restricted Subsidiaries in connection with such Prepayment Event,
          (ii) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) associated with the assets that are the subject of such Prepayment Event and (y) retained by the Company or any of the Restricted Subsidiaries, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,
          (iii) the amount of any Indebtedness secured by a Lien permitted hereunder on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,
          (iv) in the case of any Asset Sale Prepayment Event (other than a transaction permitted by Section 10.4(e)(ii)), Casualty Event or Permitted Sale Leaseback, the amount of any proceeds of such Prepayment Event that the Company or any Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Company or any of the Restricted Subsidiaries (subject to Section 10.10), provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred

Net Cash Proceeds”) shall, unless the Company or a Subsidiary has entered into a binding commitment prior to the last day of such Reinvestment Period to reinvest such proceeds, (x) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event, Casualty Event or Permitted Sale Leaseback occurring on the last day of such Reinvestment Period or 180 days after the date the Borrower or such Subsidiary has entered into such binding commitment, as applicable, and (y) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i); and
          (v) reasonable and customary fees.
          “New Term Loan Commitments” shall have the meaning provided in Section 2.14.
          “New Term Loan Lender” shall have the meaning provided in Section 2.14.
          “New Term Loans” shall have the meaning provided in Section 2.14.
          “New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.
          “Non-Cash Charges” shall mean (a) losses on asset sales, disposals or abandonments, (b) any impairment charge or asset write-off related to intangible assets (including good-will), long-lived assets, and investments in debt and equity securities pursuant to GAAP, (c) all losses from investments recorded using the equity method, (d) stock-based awards compensation expense, and (e) other non-cash charges (provided that if any non-cash charges referred to in this clause (e) represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period).
          “Non-Consenting Lender” shall have the meaning provided in Section 15.7.
          “Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.
          “Non-U.S. Lender” shall mean any Lender that is not, for United States federal income tax purposes, (a) a citizen or resident of the United States, (b) a corporation or partnership or entity treated as a corporation or partnership created or organized in or under the laws of the United States, or any political subdivision thereof, (c) an estate whose income is subject to U.S. federal income taxation regardless of its source or (d) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or a trust that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.
          “Notice of Borrowing” shall have the meaning provided in Section 2.3(a).
          “Notice of Conversion or Continuation” shall have the meaning provided in

Section 2.6.
          “Obligations” shall have the meaning assigned to such term in the Security Documents.
          “Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership (if any), as amended, and its partnership agreement, as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization (if any), as amended, and its operating agreement, as amended.
          “Other Taxes” shall mean any and all present or future stamp, documentary or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related expenses with regard thereto) arising from any payment made or required to be made under this Agreement or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document.
          “Participant” shall have the meaning provided in Section 15.6(c)(i).
          “Patriot Act” shall have the meaning provided in Section 15.18.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
          “Pension Act” shall mean the Pension Protection Act of 2006, as amended.
          “Perfection Certificate” shall mean a certificate of the Company in the form of Exhibit J or any other form approved by the Administrative Agent.
          “Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Company or any of the Restricted Subsidiaries of assets or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in accordance with applicable law; (b) such acquisition shall result in the issuer of such Stock or Stock Equivalents becoming a Restricted Subsidiary and a Subsidiary Guarantor, to the extent required by Section 9.11; (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock, Stock Equivalent or any assets so acquired, to the extent required by Sections 9.11, 9.12 and/or 9.15; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; and (e) either (i) after giving Pro Forma Effect to such acquisition (including any Indebtedness assumed or permitted to exist or incurred pursuant to Sections 10.1 in connection therewith and any related Pro Forma Adjustment), the Consolidated EBITDA to Consolidated Interest Expense Ratio calculated as at the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period shall be (A) equal to or greater than 2.00 to 1.00, (B) equal to or greater than the Consolidated EBITDA to Consolidated Interest Expense Ratio for such Test Period calculated without giving Pro Forma Effect to such acquisition, or (C) equal to or greater than the Consolidated EBITDA to Consolidated Interest Expense Ratio as

of the most recent Test Period ended prior to the Closing Date calculated to give Pro Forma Effect to the Transactions or (ii) the aggregate consideration for such acquisition is equal to or less than $20,000,000.
          “Permitted Additional Debt” shall mean senior unsecured or subordinated Indebtedness, issued by the Borrower or a Subsidiary Guarantor, (a) the terms of which (i) do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date on which the final maturity of the Tranche B Term Loans occurs (as in effect on the Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default) and (ii) to the extent subordinated provide for customary subordination to the Obligations under the Credit Documents, (b) the covenants, events of default, guarantees and other term s of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Company and the Subsidiaries than those in this Agreement; provided that a certificate of an Authorized Officer of the Company delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (c) of which no Subsidiary of the Company (other than a Guarantor or Borrower) is an obligor.
          “Permitted First Lien Incremental Indebtedness” shall mean all Indebtedness incurred under the First Lien Credit Agreement pursuant to New Loan Commitments (as defined in the First Lien Credit Agreement) that became effective through the satisfaction of Section 2.14(a)(iii)(B) of the First Lien Credit Agreement.
          “Permitted Holding Company Debt” shall mean unsecured Indebtedness of Holdings (or any direct or indirect parent thereof), (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the final maturity of the Tranche B Term Loans (as in effect on the Closing Date) (other than customary offers to purchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate and redemption premiums), taken as a whole, are not more restrictive to the Company and the Subsidiaries than those in this Agreement; provided that a certificate of an Authorized Officer of the Company is delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees) and (c) that does not require any payments in cash of interest or other amounts in respect of the principal thereof prior to the earlier to occur of (i) the date that is five years from the date of the issuance or incurrence thereof and (ii) the date that is ninety one days after the final maturity of the Tranche B Term Loans (as in effect on the Closing Date).
          “Permitted Investments” shall mean:
          (a) securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities of not more than 24 months from the date of acquisition thereof;
          (b) securities issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);
          (c) commercial paper issued by any Lender or any bank holding company owning any Lender;
          (d) commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
          (e) domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $300,000,000 in the case of domestic banks and $100,000,000 (or the Dollar Equivalent thereof) in the case of foreign banks;
          (f) repurchase agreements with a term of not more than 30 days for underlying securities of the type described in clauses (a), (b) and (e) above entered into with any bank meeting the qualifications specified in clause (e) above or securities dealers of recognized national standing;
          (g) marketable short-term money market and similar funds (x) either having assets in excess of $300,000,000 or (y) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);
          (h) shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (g) above; and
          (i) in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, Permitted Investments shall also include (i) direct obligations of the sovereign nation (or any agency thereof) in which such

Restricted Foreign Subsidiary is organized and is conducting business or where such Investment is made, or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof), in each case maturing within a two years after such date and having, at the time of the acquisition thereof, a rating equivalent to at least A-2 from S&P and at least P-2 from Moody’s, (ii) investments of the type and maturity described in clauses (a) through (h) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, (iii) shares of money market mutual or similar funds which invest exclusively in assets otherwise satisfying the requirements of this definition (including this proviso) and (iv) other short-term investments utilized by Foreign Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (i).
          “Permitted Liens” shall mean:
          (a) Liens for taxes, assessments or governmental charges or claims not yet due or which are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established in accordance with GAAP;
          (b) Liens in respect of property or assets of the Company or any of the Subsidiaries imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;
          (c) Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 11.11;
          (d) Liens incurred or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 10.5;
          (e) ground leases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located;
          (f) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company and its Subsidiaries, taken as a whole;
          (g) any interest or title of a lessor or secured by a lessor’s interest under any lease permitted by this Agreement;
          (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
          (i) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of the Company or any of its Subsidiaries, provided that such Lien secures only the obligations of the Company or such Subsidiaries in respect of such letter of credit to the extent permitted under Section 10.1;
          (j) Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Company or any of its Subsidiaries;
          (k) Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Company and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business; and
          (l) leases or subleases permitted pursuant to Section 10.4(f).
          “Permitted Receivables Financing” shall have the meaning provided in Section 10.4(e)(ii).
          “Permitted Sale Leaseback” shall mean any Sale Leaseback consummated by the Company or any of the Restricted Subsidiaries after the Closing Date, provided that any such Sale Leaseback not between the Company and any Guarantor or any Guarantor and another Guarantor is consummated for fair value as determined at the time of consummation in good faith by the Company or such Restricted Subsidiary and, in the case of any Sale Leaseback (or series of related Sales Leasebacks) the aggregate proceeds of which exceed $40,000,000, the board of directors of the Company or such Restricted Subsidiary (which such determination may take into account any retained interest or other Investment of the Company or such Restricted Subsidiary in connection with, and any other material economic terms of, such Sale Leaseback).
          “Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
          “Plan” shall mean any multiemployer or single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six plan years maintained or contributed to by (or to which there is or was an obligation to contribute or to make payments to) the Company, a Subsidiary or an ERISA Affiliate.
          “Platform” shall have the meaning provided in Section 15.17.
          “Pledge Agreement” shall mean (a) the Second Lien Pledge Agreement, entered into by the relevant pledgors party thereto and the Collateral Agent for the benefit of the Lenders and other Secured Parties, substantially in the form of Exhibit F-1, on the Closing Date and (b) any other pledge agreement delivered pursuant to Section 9.12, in each case, as the same may be amended, supplemented or otherwise modified from time to time.
          “Pledge Agreement (Dutch Assets)” shall mean the Second Lien Pledge Agreement (Dutch Assets) entered into by the relevant pledgors party thereto and the Collateral

Agent for the benefit of the Lenders and other Secured Parties and signed for acknowledgment by TSW Netherlands Holdings C.V., substantially in the form of Exhibit F-2, on the Closing Date.
          “Positron” means Positron Public Safety Systems, Inc. and those of its subsidiaries that were acquired by the Company on March 1, 2007.
          “Post-Acquisition Period” means, with respect to any Permitted Acquisition (or, to the extent set forth in the definition of “Consolidated EBITDA”, with respect to the acquisition by the Company of Positron or Westcom), the period beginning on the date such acquisition is consummated and ending on the last day of the sixth full consecutive fiscal quarter immediately following the date on which such acquisition is consummated.
          “Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, Casualty Event or any Permitted Sale Leaseback.
          “Prime Rate” means the rate per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
          “Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or the Consolidated EBITDA of the Company, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Company in good faith as a result of (a) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (b) any additional costs incurred during such Post-Acquisition Period, in each case in connection with the combination of the operations of such Acquired Entity or Business with the operations of the Company and the Restricted Subsidiaries; provided that (i) at the election of the Company, such Pro Forma Adjustment shall not be required to be made to the extent the aggregate consideration paid in connection with the relevant acquisition is less than $5,000,000 and (ii) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that such cost savings will be realizable during the entirety of such Test Period, or such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided further that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period.
          “Pro Forma Adjustment Certificate” shall mean any certificate of an Authorized Officer of the Company delivered pursuant to Section 9.1(h) or Section 9.1(d).

          “Pro Forma Basis”, “Pro Forma Compliance” and “Pro Forma Effect” shall mean, with respect to compliance with any test or covenant hereunder, that (A) to the extent applicable, the Pro Forma Adjustment shall have been made and (B) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all of the Stock in any Subsidiary of the Company or any division, product line, or facility used for operations of the Company or any of its Subsidiaries, shall be excluded, and (ii) in the case of a Permitted Acquisition or Investment described in the definition of “Specified Transaction”, shall be included, (b) any retirement of Indebtedness, and (c) any Indebtedness incurred or assumed by the Company or any of the Restricted Subsidiaries in connection therewith and if such Indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination; provided that, without limiting the application of the Pro Forma Adjustment pursuant to (A) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to events (including operating expense reductions) that are (i) (x) directly attributable to such transaction, (y) expected to have a continuing impact on the Company and the Restricted Subsidiaries and (z) factually supportable or (ii) otherwise consistent with the definition of Pro Forma Adjustment.
          “Qualifying IPO” means the issuance by the Company, Holdings or any direct or indirect parent of Holdings of its common equity interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering).
          “Real Estate” shall have the meaning provided in Section 9.1(f).
          “Receivables Subsidiary” shall mean any Subsidiary established in connection with a Permitted Receivables Financing that is not permitted by the terms of such Permitted Receivables Financing to guarantee the Obligations.
          “Reference Lender” shall mean JPMorgan Chase Bank, N.A.
          “Refinancing” shall have the meaning provided in the recitals to this Agreement.
          “Register” shall have the meaning provided in Section 15.6(b)(iv).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.
          “Reinvestment Period” shall mean fifteen months following the date of an Asset Sale Prepayment Event or Casualty Event.
          “Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
          “Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder.
          “Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of (i) the Adjusted Total Term Loan Commitment at such date and (ii) the outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (b) the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 12, the holders (excluding Defaulting Lenders) of a majority of the outstanding principal amount of the Loans (excluding the Loans of Defaulting Lenders) in the aggregate at such date.
          “Requirement of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
          “Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.
          “Restricted Subsidiary” shall mean any Subsidiary of the Company other than an Unrestricted Subsidiary.
          “Sale Leaseback” shall mean any transaction or series of related transactions pursuant to which the Company or any of the Restricted Subsidiaries (a) sells, transfers or otherwise disposes of any property, real or personal, whether now owned or hereafter acquired, and (b) as part of such transaction, thereafter rents or leases such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold, transferred or disposed.
          “S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.
          “SEC” shall mean the Securities and Exchange Commission or any successor thereto.
          “Section 9.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 9.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 9.1(d).
          “Secured Parties” shall have the meaning assigned to such term in the applicable Security Documents.
          “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and any successor statute.
          “Security Agreement” shall mean the Second Lien Security Agreement entered into by the Company, the other grantors party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit G, as the same may be amended, supplemented or otherwise modified from time to time.
          “Security Documents” shall mean, collectively, (a) the Guarantee, (b) the Pledge Agreement, (c) the Security Agreement, (d) the Mortgages, (e) the Intercreditor Agreement and (f) each other security agreement or other instrument or document executed and delivered pursuant to Section 9.11, 9.12 or 9.15 or pursuant to any of the Security Documents to secure any of the Obligations.
          “Series” shall have the meaning as provided in Section 2.14.
          “Settlement Service” shall mean an electronic settlement system acceptable to the Administrative Agent as designated in writing from time to time to the Lenders by the Administrative Agent.
          “Sold Entity or Business” shall have the meaning provided in the definition of the term “Consolidated EBITDA”.
          “Solvent” shall mean, with respect to the Company, that as of the Closing Date, both (a) (i) the sum of the Company’s debt (including contingent liabilities) does not exceed the present fair saleable value of the Company’s present assets; (ii) the Company’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date; and (iii) the Company has not incurred and does not intend to incur, or believe that it will incur, debts including current obligations beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Company is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
          “Specified Subsidiary” shall mean, at any date of determination (a) any Material Subsidiary or (b) any Unrestricted Subsidiary (i) whose total assets at the last day of the Test

Period ending on the last day of the most recent fiscal period for which Section 9.1 Financials have been delivered were equal to or greater than 10% of the consolidated total assets of the Company and the Subsidiaries at such date or (ii) whose gross revenues for such Test Period were equal to or greater than 10% of the consolidated gross revenues of the Company and the Subsidiaries for such period, in each case determined in accordance with GAAP and (c) each other Subsidiary that, when such Subsidiary’s total assets or gross revenues are aggregated with the total assets or gross revenues, as applicable, of each other Subsidiary that is the subject of an Event of Default described in Section 11.5 would constitute a Specified Subsidiary under clause (a) or (b) above.
          “Specified Transaction” shall mean, with respect to any period, any Investment, sale, transfer or other disposition of assets, incurrence or repayment of Indebtedness, Dividend, Subsidiary designation, New Term Loan or other event that occurs during such period and by the terms of this Agreement requires “Pro Forma Compliance” with a test or covenant hereunder or requires such test or covenant to be calculated on a “Pro Forma Basis.”
          “Sponsor” shall mean Silver Lake Partners and its Affiliates.
          “Statutory Reserve Rate” shall mean for any day as applied to any LIBOR Loan, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages that are in effect on that day (including any marginal, special, emergency or supplemental reserves), expressed as a decimal, as prescribed by the Board and to which the Administrative Agent is subject, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “Stock” shall mean shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests or participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.
          “Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.
          “Subordinated Indebtedness” shall mean Indebtedness of the Company or any Guarantor that is by its terms subordinated in right of payment to the obligations of the Company and such Guarantor, as applicable, under this Agreement.
          “Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any partnership, association, joint venture or other entity in which such Person directly or indirectly through Subsidiaries has more than a 50% equity or partnership interest at the time. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.
          “Subsidiary Guarantors” shall mean (a) each Domestic Subsidiary (other than an Excluded Subsidiary) existing on the Closing Date and (b) each Domestic Subsidiary that becomes a party to the Guarantee after the Closing Date pursuant to Section 9.11 or otherwise.
          “Successor Borrower” shall have the meaning provided in Section 10.3(a).
          “Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.
          “Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Tranche B Term Loan Commitment and, if applicable, New Term Loan Commitment with respect to any Series.
          “Term Loans” or “Loans” shall mean the Tranche B Term Loans and any New Term Loans, collectively.
          “Test Period” shall mean as of any date and for any determination under this Agreement, the four consecutive fiscal quarters of the Company then most recently ended.
          “Total Credit Exposure” shall mean, at any date, the sum of (a) the Total Term Loan Commitment at such date and (b) the outstanding principal amount of all Term Loans at such date.
          “Total Term Loan Commitment” shall mean the sum of the Tranche B Term Loan Commitments and New Term Loan Commitments, if applicable, of all the Lenders.
          “Tranche B Term Loan Commitment” shall mean (a) in the case of each Lender that is a Lender on the date hereof, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Tranche B Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the date hereof, the amount specified as such Lender’s “Tranche B Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Tranche B Term Loan Commitment, in each case as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $315,000,000.
          “Tranche B Term Loan Lender” shall mean a Lender with a Tranche B Term Loan Commitment or an outstanding Tranche B Term Loan.

          “Tranche B Term Loans” shall have the meaning provided in Section 2.1.
          “Transaction Expenses” shall mean any fees or expenses incurred or paid by the Company or any of its Subsidiaries in connection with (a) the Transactions, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby, (b) the acquisition of Positron by the Company on March 1, 2007 and the financing thereof and (c) the merger of Trader Merger Corp with and into IPC Acquisition Corp. and the merger of the survivor thereof into the Company with the Company as the surviving corporation on September 29, 2006 and the financing thereof.
          “Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the First Lien Credit Agreement, the Merger, the Refinancing and the Equity Investments.
          “Transferee” shall have the meaning provided in Section 15.6(e).
          “Type” shall mean as to any Term Loan, its nature as an ABR Loan or a LIBOR Term Loan.
          “Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year, determined in accordance with Statement of Financial Accounting Standards No. 87 as in effect on the date hereof, based upon the actuarial assumptions that would be used by the Plan’s actuary in a termination of the Plan, exceeds the fair market value of the assets allocable thereto.
          “Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Company that is formed or acquired after the Closing Date, provided that at such time (or promptly thereafter) the Company designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently re-designated as an Unrestricted Subsidiary by the Company in a written notice to the Administrative Agent, provided that in the case of (a) and (b), (x) such designation or re-designation shall be deemed to be an Investment on the date of such designation or re-designation in an Unrestricted Subsidiary in an amount equal to the sum of (i) the Company’s direct or indirect equity ownership percentage of the net worth of such designated or re-designated Restricted Subsidiary immediately prior to such designated or re-designation (such net worth to be calculated without regard to any guarantee provided by such designated or re-designated Restricted Subsidiary) and (ii) the aggregate principal amount of any Indebtedness owed by such designated or re-designated Restricted Subsidiary to the Company or any other Restricted Subsidiary immediately prior to such designated or re-designation, all calculated, except as set forth in the parenthetical to clause (i), on a consolidated basis in accordance with GAAP and (y) no Default or Event of Default would result from such designation or re-designation and (c) each Subsidiary of an Unrestricted Subsidiary; provided, however, that at the time of any written designation or re-designation by the Company to the Administrative Agent that any Unrestricted Subsidiary shall no longer constitute an Unrestricted Subsidiary, such Unrestricted Subsidiary shall cease to be an Unrestricted Subsidiary to the extent no Default or Event of Default would result from such designation or re-designation. On or promptly after the date of its formation, acquisition, designation or re-designation, as applicable, each Unrestricted Subsidiary (other than an

Unrestricted Subsidiary that is a Foreign Subsidiary) shall have entered into a tax sharing agreement containing terms that, in the reasonable judgment of the Administrative Agent, provide for an appropriate allocation of tax liabilities and benefits. An Unrestricted Subsidiary which has been re-designated as a Restricted Subsidiary may not be subsequently re-designated as an Unrestricted Subsidiary.
          “Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of director s of such Person under ordinary circumstances.
          “Westcom” shall have the meaning provided in the recitals to this Agreement.
          1.2. Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:
          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
          (b) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.
          (c) Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.
          (d) The term “including” is by way of example and not limitation.
          (e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
          (f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
          (g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.
          1.3. Accounting Terms. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP.
          (b) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated Total Debt to Consolidated EBITDA Ratio and the Consolidated EBITDA to Consolidated Interest Expense Ratio shall be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.
          1.4. Rounding. Any financial ratios required to be maintained by the Company pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
          1.5. References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Credit Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by the Credit Documents; and (b) references to any law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law.
          1.6. Exchange Rates. For purposes of determining compliance under Sections 10.4, 10.5 (other than with respect to determining the amount of any Indebtedness) and 10.6 with respect to any amount in a Foreign Currency, such amount shall be deemed to equal the Dollar Equivalent thereof based on the average Exchange Rate for such Foreign Currency for the most recent twelve-month period immediately prior to the date of de termination, determined in a manner consistent with that used in calculating Consolidated EBITDA for the related period. For purposes of determining compliance with Sections 10.1, 10.2 and 10.5, with respect to any amount of Indebtedness in a Foreign Currency, compliance will be determined at the time of incurrence or advancing thereof using the Dollar Equivalent thereof at the Exchange Rate in effect at the time of such incurrence or advancement.
SECTION 2
Amount and Terms of Credit
          2.1. Commitments. (a) Subject to and upon the terms and conditions herein set forth, each Lender having a Tranche B Term Loan Commitment severally agrees to make a loan or loans (each a “Tranche B Term Loan”) on the Closing Date to the Company in Dollars, which Tranche B Term Loans shall not exceed for any such Lender the Tranche B Term Loan Commitment of such Lender and in the aggregate shall not exceed $315,000,000. Such Tranche B Term Loans (i) shall be made on the Closing Date, (ii) may at the option of the Company be incurred and maintained as, and/or converted into, ABR Loans or LIBO R Term Loans, provided that all such Tranche B Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Tranche B Term Loans of the same Type, (iii) may be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iv) shall not exceed for any such Lender the Tranche B Term Loan Commitment of such Lender and (v) shall not exceed in the aggregate the total of all Tranche B Term Loan Commitments. On the Maturity Date, all then unpaid Tranche B Term Loans shall be repaid in full.
          (b) Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (ii) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it).
          2.2. Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of Tranche B Term Loans shall be in a multiple of $1,000,000 and shall not be less than the Minimum Borrowing Amount. More than one Borrowing may be incurred on any date, provided that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.
          2.3. Notice of Borrowing. (a) The Borrower shall give the Administrative Agent at the Administrative Agent’s Office (i) prior to 12:00 Noon (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of the Borrowing of Term Loans if all or any of such Term Loans are to be initially LIBOR Loans, and (ii) prior written notice (or telephonic notice promptly confirmed in writing) at least one Business Day in advance of the proposed date of Borrowing of Term Loans if all such Term Loans are to be ABR Loans. Such notice (a “Notice of Borrowing”) shall specify (i) the aggregate principal amount of the Term Loans to be made, (ii) the date of the Borrowing (which shall be the Closing Date) and (iii) whether the Term Loans shall consist of ABR Loans and/or LIBOR Term Loans and, if the Term Loans are to include LIBOR Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of the proposed Borrowing of Term Loans, of such Lender’s proportionate share thereof and of the other matters covered by the related Notice of Borrowing.
          (b) Without in any way limiting the obligation of the Company to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Company. In each such case, the Company hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.
          2.4. Disbursement of Funds. (a) No later than 12:00 Noon (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.
          (b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments in immediately available funds to the

Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Company, by depositing to an account designated by the Company, to the Administrative Agent the aggregate of the amounts so made available. Unless the
Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Federal Funds Effective Rate or (ii) if paid by the Company, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.
          (c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
          2.5. Repayment of Loans; Evidence of Debt. (a) The Borrower shall repay to the Administrative Agent, for the benefit of the Lenders, on the Maturity Date, the then-unpaid Tranche B Term Loans in Dollars.
          (b) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(c), be repaid by the borrower thereof in the amounts and on the dates set forth in the applicable Joinder Agreement.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
          (d) The Administrative Agent shall maintain the Register pursuant to Section 15.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
          (e) The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (c) and (d) of this Section 2.5 shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable , or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the term s of this Agreement.
          2.6. Conversions and Continuations. (a) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Tranche B Term Loans of one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Term Loans as LIBOR Term Loans for an additional Interest Period, provided that (i) no partial conversion of LIBOR Term Loans shall reduce the outstanding principal amount of LIBOR Term Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into LIBOR Term Loans if a Default or Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 Noon (New York City time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Term Loans to be so converted or continued, the Type of Term Loans to be converted or continued into and, if such Term Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Term Loans.
          (b) If any Default or Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

          2.7. Pro Rata Borrowings. Each Borrowing of Tranche B Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable Tranche B Term Loan Commitments. Each Borrowing of New Term Loans under this Agreement shall be granted by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.
          2.8. Interest. (a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable ABR Margin plus the ABR in effect from time to time.
          (b) The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable LIBOR Margin in effect from time to time plus the relevant LIBOR Rate.
          (c) If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any overdue interest, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment). Payment or acceptance of the increased rates of interest provided for in this Section 2.8 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
          (d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period and (iii) in respect of each Loan (except, other than in the case of prepayments, any ABR Loan), on any prepayment (on the amount prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
          (e) All computations of interest hereunder shall be made in accordance with Section 5.5.

          (f) The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
          2.9. Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans (in the case of the initial Interest Period applicable thereto) or prior to 10:00 a.m. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of LIBOR Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six month period, provided that the initial Interest Period may be for a period less than one month if agreed upon by the Borrower and the Administrative Agent.
          Notwithstanding anything to the contrary contained above:
          (a) the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;
          (b) if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
          (c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day, provided that if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and
          (d) no Borrower shall be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the applicable Maturity Date of such Loan.
          2.10. Increased Costs, Illegality, etc. (a) In the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
          (i) on any date for determining the LIBOR Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such LIBOR Borrowing are not generally available in the relevant market or (y) by reason of any changes arising on or after the Closing Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate; or
          (ii) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loans (other than any such increase or reduction attributable to Taxes) because of (x) any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements, and/or (y) other circumstances affecting the interbank LIBOR market or the position of such Lender in such market; or
          (iii) at any time, that the making or continuance of any LIBOR Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank LIBOR market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Company and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, LIBOR Term Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Term Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law.
          (b) At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Company may (and, in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii), shall) either (x) if the affected LIBOR Loan is to be made pursuant to a Borrowing that has been requested but not yet made, cancel said Borrowing request by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii)

or (y) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Term Loan into an ABR Loan, provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
          (c) If, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
          (d) It is understood that to the extent duplicative of Section 5.4, this Section 2.10 shall not apply to Taxes.
          2.11. Compensation. If (a) any payment of principal of any LIBOR Loan is made by the Company to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Section 2.5, 2.6, 2.10, 5.1, 5.2 or 15.7, as a result of acceleration of the maturity of the Loans pursuant to Section 12 or for any other reason, (b) any Borrowing of LIBOR Loans is not made as a result of a withdrawn Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as an LIBOR Loan, as the case may be, as a result of a withdrawn Notice of Conversion or Continuation or any LIBOR Loan is converted or continued on any day other than the last day of the Interest Period applicable thereto or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.
          2.12. Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii ), 2.10(b) or 5.4 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Company or the right of any Lender provided in Section 2.10 or 5.4.
          2.13. Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Company; provided that if the event giving rise to such additional cost, reduction in amounts, loss, tax or other additional amounts has a retroactive effect, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
          2.14. Incremental Facilities. (a) The Company may by written notice to Administrative Agent elect to request the establishment of one or more additional tranches of term loan commitments in Dollars (the commitments thereto, the “New Term Loan Commitments” and the lenders providing such commitments, the “New Term Loan Lenders”), in each instance by an aggregate amount not less than $15,000,000. Each such notice shall specify the date (each, an “Increased Amount Date”) on which the Company proposes that the New Term Loan Commitments shall be effective, which shall be a date not less than ten Business Days after the date on which such notice is delivered to Administrative Agent; provided that any Lender offered or approached to provide all or a portion of the New Term Loan Commitments may elect or decline, in its sole discretion, to provide a New Term Loan Commitment. Such New Term Loan Commitments shall become effective, as of such Increased Amount Date; provided that:
          (i) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Term Loan Commitments, as applicable;
          (ii) both before and after giving effect to the making of any Series of New Term Loans, each of the conditions set forth in Section 7 shall be satisfied;
          (iii) the Consolidated Secured Debt to Consolidated EBITDA Ratio as of such Increased Amount Date and the Consolidated EBITDA to Consolidated Interest

Expense Ratio for the then most recently ended Test Period, each calculated on a Pro Forma Basis (treating as outstanding Indebtedness the full amount of such New Term Loan Commitments, irrespective of whether such commitments shall be drawn upon the effectiveness thereof) after giving effect to such New Term Loan Commitments and any Investment to be consummated in connection therewith shall be less than or equal to 7.00 to 1.00 and greater than or equal to 2.00 to 1.00, respectively;
          (iv) the New Term Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Company, the Administrative Agent and each lender agreeing to make New Term Loan Commitments, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(d) and (e);
          (v) the Borrower shall make any payments required pursuant to Section 2.11 in connection with the New Term Loan Commitments, as applicable; and
          (vi) the Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction. Any New Term Loans made on an Increased Amount Date shall be designated a separate series (a “Series”) of New Term Loans for all purposes of this Agreement.
          (b) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Term Loan Lender of any Series shall make a Loan to the Borrower (a “New Term Loan”) in an amount equal to its New Term Loan Commitment of such Series and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.
          (c) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be, except as otherwise set forth herein or in the applicable Joinder Agreement, identical to the existing Term Loans; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the final maturity of the Term Loans outstanding on the Increased Amount Date with respect to such New Term Loans and the mandatory prepayment and other payment rights (other than scheduled amortization) of the New Term Loans and the existing Term Loans shall be identical, (ii) the rate of interest and the amortization schedule applicable to the New Term Loans of each Series shall be determined by the Company and the applicable new Lenders and shall be set forth in each applicable Joinder Agreement, (iii) the borrower thereof shall be the Borrower or a Subsidiary Guarantor and (iv) all other terms applicable to the New Term Loans of each Series that differ from the existing Term Loans shall be reasonably acceptable to the Administrative Agent (as evidenced by its execution of the applicable Joinder Agreement).
          (d) Each Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.14.

SECTION 3
Intentionally Omitted.
SECTION 4
Fees; Commitments
          4.1. Fees. The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
          4.2. Intentionally Omitted.
          4.3. Mandatory Termination of Commitments. (a) The Tranche B Term Loan Commitments shall terminate at 5:00 p.m. (New York City time) on the Closing Date.
          (b) The New Term Loan Commitment for any Series shall terminate at 5:00 p.m. (New York City time) on the Increased Amount Date for such Series.
SECTION 5
Payments
          5.1. Voluntary Prepayments. (a) Subject to paragraph (b) below, the Company shall have the right to prepay Term Loans in whole or in part from time to time on the following terms and conditions: (i) the Company shall give the Administrative Agent and at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Company no later than 10:00 a.m. (New York City time) one Business Day (and in the case of LIBOR Loans, three Business Days) prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of any Borrowing of Term Loans shall be in a multiple of $100,000 and in an aggregate principal amount of at least $1,000,000, provided that no partial prepayment of LIBOR Term Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount and (iii) any prepayment of LIBOR Term Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Company with the applicable provisions of Section 2.11. Each prepayment in respect of any tranche of Term Loans pursuant to this Section 5.1 shall be applied in such manner as the Company may determine; provided that such reduction shall be pro rata with respect to each Lender. At the Company’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan of a Defaulting Lender (other than a Defaulting Lender who has become a Defaulting Lender as a result of a Lender Default under clause (c) of the definition of “Lender Default”).
          (b) Prepayment Premium. In the event that any Term Loan is prepaid in whole or in part pursuant to Section 5.1(a) on or prior to the second anniversary of the Closing Date, the Company shall pay to the Lenders having their Loans prepaid a prepayment premium on the principal amount so prepaid as follows (i) 2.00% if such prepayment occurs on or before the first anniversary of the Closing Date and (i) 1.00% if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date.
          5.2. Mandatory Prepayments. (a) (i) Subject to Section 5.2(g), on each occasion that a Prepayment Event occurs, the Borrower shall, within one Business Day after the occurrence of a Debt Incurrence Prepayment Event and within five Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within one Business Day after the Reinvestment Period relating to such Prepayment Event or 180 days thereafter, as applicable), prepay, in accordance with paragraph (c) below, the principal amount of Term Loans in an amount equal to 100% of the Net Cash Proceeds from such Prepayment Event.
          (ii) Subject to Section 5.2(g), not later than the date that is ninety days after the last day of any fiscal year (commencing with and including the fiscal year ending September 30, 2008), the Borrower shall prepay, in accordance with paragraph (c) below, the principal of Term Loans in an amount equal to (x) 50% of Excess Cash Flow for such fiscal year, provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Company’s ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is no greater than 5.50 to 1.00 but greater than 4.50 to 1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Company’s ratio of Consolidated Total Debt on the date of prepayment (prior to giving effect thereto) to Consolidated EBITDA for the most recent Test Period ended prior to such prepayment date is no greater than 4.50 to 1.00), minus (y) the principal amount of Term Loans repaid or voluntarily prepaid pursuant to Section 2.5 or 5.1 during such fiscal year and First Lien Term Loans voluntarily prepaid pursuant to Section 5.1 of the First Lien Credit Agreement during such year, other than any prepayments of Terms Loans or First Lien Term Loans which are funded with the proceeds of the incurrence of Indebtedness or the proceeds of issuance of any equity.
          (iii) Notwithstanding the foregoing provisions of this Section 5.2(a), mandatory prepayments of the Term Loans shall not be payable until all amounts outstanding under the First Lien Credit Agreement (excluding contingent indemnification obligations not due and payable) are repaid and all commitments thereunder have been terminated and all letters of credit issued thereunder shall have been terminated or fully cash collateralized or backstopped; provided that notwithstanding the foregoing, to the extent any mandatory prepayment under the First Lien Credit Agreement has been waived by lenders under the First Lien Credit Agreement, the Company shall be required to make the applicable mandatory prepayment pursuant to this Section 5.2(a), but solely to the extent of such waiver.
          (b) Application of Prepayments. Each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Term Loans. With respect to each such prepayment, the Company will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent telephonic notice (promptly confirmed in writing) requesting that the Administrative Agent provide notice of such prepayment to each Lender, as applicable.
          (c) Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Company may designate the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made. In the absence of a designation by the Company as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.
          (d) LIBOR Interest Periods. In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan other than on the last day of the Interest Period therefor, so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount. Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type. Such deposit shall constitute cash collateral for the Obligations, provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.
          (e) Minimum Amount. No prepayment shall be required pursuant to Section 5.2(a)(i) unless and until the amount at any time of Net Cash Proceeds from Prepayment Events required to be applied at or prior to such time pursuant to such Section and not yet applied at or prior to such time to prepay Term Loans pursuant to such Section exceeds (i) $10,000,000 for a single Prepayment Event or (ii) $20,000,000 in the aggregate for all such Prepayment Events, at which time the full amount of the Net Cash Proceeds from such Prepayment Event shall be applied pursuant to such Section.
          (f) Foreign Asset Sales. Notwithstanding any other provisions of this Section 5.2, (i) to the extent that any or all of (A) the Net Cash Proceeds of a Casualty Event or any asset sale by a Restricted Foreign Subsidiary giving rise to an Asset Sale Prepayment Event (a “Foreign Asset Sale”) or (B) the portion of Excess Cash Flow generated by a Restricted Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.2 but may be retained by the applicable Restricted Foreign Subsidiary for so long, but for only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to cause the applicable Restricted Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow to the United States is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 5.2 and (ii) to the extent that the Company has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Excess Cash Flow would have an adverse tax or accounting consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Restricted Foreign Subsidiary, provided that, in the case of this clause (ii), on or before the date on which any Net Cash Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a), (x) the Company applies an amount equal to such Net Cash Proceeds or Excess Cash Flow to such reinvestments or prepayments as if such Net Cash Proceeds or Excess Cash Flow had been received by the Company rather than such Restricted Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Cash Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Cash Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary) or (y) such Net Cash Proceeds or Excess Cash Flow are applied to the repayment of Indebtedness of a Restricted Foreign Subsidiary.
          (g) Prepayment Premium. In the event that the Term Loans are prepaid in whole or in part pursuant to Section 5.2(a) on or prior to the second anniversary of the Closing Date, the Company shall pay to Lenders having their Loans prepaid a prepayment premium on the principal amount so prepaid as follows (i) 2.00% if such prepayment occurs on or before the first anniversary of the Closing Date and (i) 1.00% if such prepayment occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date.
          5.3. Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower, it being understood that written or facsimile notice by the Company to the Administrative Agent to make a payment from the funds in the Company’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. All repayments or prepayments of Loans (whether of principal, interest or otherwise) shall be made in Dollars. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) on such day) like funds relating to the payment of principal or interest ratably to the Lenders entitled thereto.

          (b) Any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
          5.4. Net Payments. (a) Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes; provided that if the Borrower or any Guarantor shall be required by law to deduct or withhold any Indemnified Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, the Collateral Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower or any Guarantor shall make such deductions or withholdings and (iii) the Borrower or any Guarantor shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Whenever any Indemnified Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt (or other evidence acceptable to such Lender, acting reasonably) received by the Borrower showing payment thereof.
          (b) The Borrower shall pay and shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).
          (c) The Borrower shall indemnify and hold harmless the Administrative Agent, the Collateral Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes imposed on, or paid by, the Administrative Agent, the Collateral Agent or such Lender as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Guarantor under this Agreement or any other Credit Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender or by the Administrative Agent or the Collateral Agent on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.
          (d) Each Non-U.S. Lender making or acquiring a loan to the Company shall:
          (i) deliver to the Company and the Administrative Agent two copies of either (x) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of

“portfolio interest”, United States Internal Revenue Service Form W-8BEN (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Company and is not a controlled foreign corporation related to the Company (within the meaning of Section 864(d)(4) of the Code)), (y) Internal Revenue Service Form W-8BEN or Form W-8ECI, or (z) Internal Revenue Service Form W-8IMY (together with the forms and certificates described in clauses (x) and (y), as appropriate), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement; and
          (ii) deliver to the Company and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Company;
unless in any such case any Change in Law or other event has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Company and the Administrative Agent. Each Person that shall become a Participant pursuant to Section 15.6 or a Lender pursuant to Section 15.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(d), provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased. Notwithstanding anything to the contrary, no Lender or Participant shall be required to deliver any form or certificate that it is not legally able to deliver.
          (e) Each Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the laws of the jurisdiction in which the Borrower or a Guarantor is organized, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Credit Document by the Borrower or such Guarantor shall deliver to the Borrower or such Guarantor (with a copy to the Administrative Agent), as applicable, at the time or times prescribed by applicable law and reasonably requested by the Borrower or such Guarantor, as applicable, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without such withholding or at such reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation, such documentation is necessary in order for such exemption or reduction to apply and in such Lender’s reasonable judgment the completion, execution or submission would not materially prejudice the legal position of the Lender. In addition, each Lender shall deliver such other documentation prescribed by applicable law and reasonably requested by the Borrower or the Administrative Agent (including an IRS Form W-8 or W-9) as will enable the Borrower or the Administrative Agent to determine whether such Lender is subject to United States backup withholding or information reporting requirements.
          (f) If the Company determines in good faith that a reasonable basis exists for contesting any taxes for which indemnification has been demanded hereunder, the relevant

Lender, the Administrative Agent or the Collateral Agent, as applicable, shall cooperate with the Company in a reasonable challenge of such taxes if so requested by the Company; provided that (a) such Lender, the Administrative Agent or the Collateral Agent determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Company pays all related expenses of such Lender, the Administrative Agent or the Collateral Agent, as applicable and (c) the Company indemnifies such Lender, the Administrative Agent or the Collateral Agent, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. If any Lender, the Administrative Agent or the Collateral Agent, as applicable, receives a refund of a tax for which a payment has been made by the Borrower pursuant to this Agreement, which refund in the good faith judgment of such Lender, the Administrative Agent or the Collateral Agent, as the case may be, is attributable to such payment made by the Borrower, then the Lender, the Administrative Agent or the Collateral Agent, as the case may be, shall reimburse the Borrower for such amount (together with any interest received thereon) as the Lender, Administrative Agent or the Collateral Agent, as the case may be, determines to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required. A Lender, the Administrative Agent or the Collateral Agent shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. The Borrower, upon the request of the Lender, the Administrative Agent or the Collateral Agent, as applicable, agrees to repay the amount paid over to the Borrower to the Lender, the Administrative Agent or the Collateral Agent, as applicable, in the event the Lender, the Administrative Agent or the Collateral Agent, as applicable, is required to repay the refund to the applicable Governmental Authority. No Lender, the Administrative Agent nor the Collateral Agent shall be obliged to disclose any information regarding its tax affairs or computations to the Borrower in connection with this paragraph (f) or any other provision of this Section 5.4.
          (g) The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.
          5.5. Computations of Interest. Interest on LIBOR Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.
          5.6. Limit on Rate of Interest. (a) No Payment shall exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
          (b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which it would otherwise be required to make as a result of Section 5.6(a), the Company shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

          (c) Adjustment if any Payment exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8. Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.
SECTION 6
Conditions Precedent to Initial Borrowing
          The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Company and the Administrative Agent.
          6.1. Credit Documents. The Administrative Agent shall have received:
          (a) this Agreement, executed and delivered by a duly authorized officer of the Holdings, the Borrower and each Lender;
          (b) the Guarantee, executed and delivered by a duly authorized officer of each Guarantor;
          (c) the Pledge Agreement and the Pledge Agreement (Dutch Assets), each executed and delivered by a duly authorized officer of each pledgor party thereto;
          (d) the Security Agreement, executed and delivered by a duly authorized officer of each grantor party thereto;
          (e) a Mortgage in respect of each Mortgaged Property to be Mortgaged on the Closing Date, executed and delivered by a duly authorized officer of each mortgagor party thereto; and
          (f) the Intercreditor Agreement, executed and delivered by a duly authorized officer of each Credit Party, the Collateral Agent and JPMorgan Chase Bank, N.A., as collateral agent under the First Lien Credit Agreement.

          6.2. Collateral. (a) All outstanding equity interests in whatever form of the Company and each Restricted Subsidiary (except those to be pledged pursuant to Section 9.15(c)) directly owned by or on behalf of any Credit Party and required to be pledged (i) pursuant to the Pledge Agreement shall have been pledged pursuant thereto (except that the Company and its Restricted Subsidiaries shall not be required to pledge more than 65% of the outstanding Stock of any Foreign Subsidiary) or any Disregarded Entity that directly owns a Foreign Subsidiary and (ii) with respect to the pledge of interests related to TSW Netherlands Holdings C.V., such pledge will be vested pursuant to the Pledge Agreement (Dutch Assets) and JPMorgan Chase Bank, N.A., as custodian for the Collateral Agent under the Intercreditor Agreement, shall have received all certificates representing the securities pledged under the Pledge Agreement to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank, to the extent applicable (except those to be delivered pursuant to Section 9.15(c)).
          (b) All documents and instruments, including Uniform Commercial Code or other applicable personal property and fixture security financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Agreement and the Pledge Agreement and to perfect such Liens to the extent required by, and with the priority required by, the Security Agreement, the Pledge Agreement and each Mortgage, as applicable, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording (except those to be filed, registered, recorded or delivered pursuant to Section 9.15(c)).
          (c) The Administrative Agent shall have received, in respect of each Mortgaged Property owned by the Company or a Subsidiary Guarantor: a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request.
          (d) The Company shall deliver to the Administrative Agent a completed Perfection Certificate, executed and delivered by an Authorized Officer of the Company, together with all attachments contemplated thereby.
          6.3. Legal Opinions. The Administrative Agent shall have received the executed legal opinions (which shall be addressed to the Administrative Agent, and the Lenders) of (a) Simpson Thacher & Bartlett LLP, special New York counsel to the Company, substantially in the form of Exhibit L-1, (b) local counsel to the Company in certain jurisdictions as may be reasonably requested by the Administrative Agent, substantially in the form(s) of Exhibit L-2, and (c) Stibbe New York B.V. P.C., Dutch counsel to the Company, substantially in the form of Exhibit L-3. The Company, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.
          6.4. First Lien Term Loans. The Company shall have received gross proceeds of $760,000,000 (or such lesser amount sufficient, together with the Equity Investments and the proceeds generated hereunder, to consummate the Transactions) from the borrowing of First Lien Term Loans under the First Lien Credit Agreement.

          6.5. Closing Certificates. The Administrative Agent shall have received a certificate of each Credit Party, dated the Closing Date, substantially in the form of Exhibit K, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of such Credit Party, and including or attaching the documents referred to in Sections 6.6.
          6.6. Organizational Documents; Incumbency. The Administrative Agent shall have received a copy of (a) each Organizational Document of each Credit Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority, (b) signature and incumbency certificates of the Authorized Officers of each Credit Party executing the Credit Documents to which it is a party, (c) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of Credit Documents to which it is a party, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment and (d) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation.
          6.7. Fees. The Agents and their Affiliates shall have received the fees in the amounts previously agreed in writing by the Agents and their Affiliates to be received on the Closing Date and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the Closing Date shall have been paid.
          6.8. Representations and Warranties. On the Closing Date, the representations and warranties made by the Credit Parties in Section 8.2, Section 8.5 and Section 8.7, as they relate to the Credit Parties at such time, shall be true and correct in all material respects.
          6.9. Related Agreements. The Administrative Agent shall have received a fully executed or conformed copy of the Merger Agreement which shall be in full force and effect.
          6.10. Solvency Certificate. On the Closing Date, the Administrative Agent shall have received a certificate from an Authorized Officer of the Company, with appropriate attachments and demonstrating that after giving effect to the consummation of the Transactions, the Company on a consolidated basis with its Subsidiaries is Solvent.
          6.11. Financial Statements. The Administrative Agent shall have received copies of all financial statements of Westcom delivered to the Company pursuant to the Merger Agreement.
          6.12. Merger. Concurrently with the funding of Tranche B Term Loans hereunder, the Merger shall have been consummated in accordance with the terms of the Merger Agreement, without giving effect to any amendments or waivers thereto that are materially adverse to the Lenders without the reasonable consent of the Administrative Agent.
          6.13. Insurance. Certificates of insurance evidencing the existence of insurance to be maintained by the Company pursuant to Section 9.3 and, if applicable, the designation of the Collateral Agent as an additional insured and loss payee as its interest may appear thereunder, or solely as the additional insured, as the case may be, thereunder, (provided that if such endorsement as additional insured cannot be delivered by the Closing Date, the

Administrative Agent may consent to such endorsement being delivered at such later date as it deems appropriate in the circumstances).
          6.14. Pro Forma Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet of the Company as of March 31, 2007 and a pro forma statement of operations for the twelve month period ending on such balance sheet date adjusted to give effect to the Transactions, together with a certificate of an Authorized Officer of the Company to the effect that such balance sheet accurately present the pro forma financial position of the Company and its Subsidiaries in accordance with GAAP.
          6.15. Existing Credit Agreements. (a) Concurrently with the making of the Loans hereunder on the Closing Date, all Indebtedness under the Existing Credit Agreements shall have been paid in full and all commitments to lend or make other extensions of credit thereunder shall have been terminated, (b) the Administrative Agent shall have received a payoff letter releasing all Liens securing such Indebtedness or other obligations in respect of the Existing Credit Agreements and (c) the Borrower shall have made arrangements reasonably satisfactory to the Administrative Agent for the delivery of all documents or instruments necessary to terminate of record all such Liens.
          6.16. Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.
The Administrative Agent shall notify the Borrower and the Lenders of the date the foregoing conditions are satisfied, and such notice shall be conclusive and binding.
SECTION 7
Certain Conditions Precedent to Effectiveness of New Term Loan Commitments
          The effectiveness of any New Term Loan Commitments on any Increased Amount Date is subject to the satisfaction of the following conditions precedent, among the other conditions of Section 2.14 and the applicable Joinder Agreement:
          7.1. No Default; Representations and Warranties. As of such Increased Amount Date and after giving effect to any New Term Loans to be borrowed on such date (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date).
          7.2. Notice of Borrowing. (a) Prior to the making of each New Term Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3.

SECTION 8
Representations, Warranties and Agreements
          In order to induce the Lenders to enter into this Agreement, to make the Loans as provided for herein, each of Holdings and the Borrower (with respect to itself and its Subsidiaries) makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:
          8.1. Corporate Status. Each of Holdings, the Borrower and each Material Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing (or, the foreign equivalent of ‘good standing’, if any, in the relevant foreign jurisdiction) under the laws of the jurisdiction of its organization and has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
          8.2. Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity. Each Credit Party is in compliance with all laws, orders, writs and injunctions except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
          8.3. No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Merger and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to, the terms of any material indenture, loan agreement (including the First Lien Credit Agreement), lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound or (c) violate any provision of the certificate of incorporation, by-laws or other constitutional documents of such Credit Party or any of the Restricted Subsidiaries.
          8.4. Litigation. There are no actions, suits or proceedings (including Environmental Claims) pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.
          8.5. Margin Regulations. Neither Holdings nor any of its Subsidiaries is engaged principally, as one or more of its important activities, in the business of extending credit for the purpose of purchasing any “margin stock” as defined in Regulation U. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board.
          8.6. Governmental Approvals. The execution, delivery and performance of the Merger Agreement and each Credit Document does not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings and recordings in respect of the Liens created pursuant to the Security Documents and (iii) such registrations, approvals, filings or consents the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect.
          8.7. Investment Company Act. No Credit Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.
          8.8. True and Complete Disclosure. (a) None of the factual information and data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Holdings, the Company, any of the Subsidiaries or any of their respective authorized representatives in writing to the Administrative Agent and/or any Lender on or before the Closing Date (including (i) the Confidential Information Memorandum and (ii) all information contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement or omitted to state any material fact necessary to make such information and data (taken as a whole) not misleading at such time in light of the circumstances under which such information or data was furnished, it being understood and agreed that for purposes of this Section 8.8(a), such factual information and data shall not include projections and pro forma financial information.
          (b) The projections and pro forma financial information contained in the information and data referred to in paragraph (a) above were based on good faith estimates and assumptions believed by the preparers thereof to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.
          8.9. Financial Condition; Financial Statements. The (a) unaudited historical consolidated financial information of the Company as set forth in the Confidential Information

Memorandum and (b) Historical Financial Statements, in each case present or will present, when provided, fairly in all material respects the combined financial position of the Company and its Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby. The financial statements referred to in clause (b) of this Section 8.9 have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements. To the Company’s knowledge, the historical consolidated financial information of Westcom as set forth in the Confidential Information Memorandum presents fairly in all material respects the combined financial position of Westcom and its Subsidiaries at the respective dates of said information, statements and results of operations for the respective periods covered thereby. There has been no Material Adverse Change since September 30, 2006.
          8.10. Tax Returns and Payments. Each Credit Party and each of the Subsidiaries has filed all federal income tax returns and all other material tax returns, domestic and foreign, required to be filed by it and has paid all material Taxes payable by it that have become due, other than those that are (a) not yet delinquent, (b) being contested in good faith and as to which adequate reserves have been provided in accordance with GAAP or (c) in the case of Taxes of Westcom and its Subsidiaries related to activities or events occurring prior to the date hereof, the subject of good faith settlement negotiations pursuant to a voluntary compliance program, and which, in each of clause (a) through (c), could not reasonably be expected to result in a Material Adverse Effect. Each Credit Party and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of the management of the Company) in accordance with GAAP for the payment of, all material federal, state, provincial and foreign income taxes applicable for all prior fiscal years and for the current fiscal year to the Closing Date.
          8.11. Compliance with ERISA. (a) Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; no Plan is insolvent or in reorganization (or is reasonably likely to be insolvent or in reorganization), and no written notice of any such insolvency or reorganization has been given to the Company, any Subsidiary or any ERISA Affiliate; no Plan (other than a multiemployer plan) has an accumulated or waived funding deficiency (or is reasonably likely to have such a deficiency); none of the Company, any Subsidiary or any ERISA Affiliate has incurred (or is reasonably likely expected to incur) any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan; no proceedings have been instituted (or are reasonably likely to be instituted) to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Company, any Subsidiary or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Company or any Subsidiary or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Company, any Subsidiary or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Company, any Subsidiary or any ERISA Affiliate on account of any Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 8.11 would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect. No Plan (other than a multiemployer plan) has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 8.11, be reasonably likely to have a Material Adverse Effect. With respect to Plans that are multiemployer plans (as defined in Section 3(37) of ERISA), the representations and warranties in this Section 8.11(a), other than any made with respect to (i) liability under Section 4201 or 4204 of ERISA or (ii) liability for termination or reorganization of such Plans under ERISA, are made to the best knowledge of the Company.
          (b) All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect. All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
          8.12. Subsidiaries. Schedule 8.12 lists each Subsidiary of Holdings (and the direct and indirect ownership interest of Holdings therein), in each case existing on the Closing Date. To the knowledge of the Company, after due inquiry, each Material Subsidiary as of the Closing Date has been so designated on Schedule 8.12.
          8.13. Intellectual Property. The Company and each of the Restricted Subsidiaries have obtained all intellectual property, free from burdensome restrictions, that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, except where the failure to obtain any such rights could not reasonably be expected to have a Material Adverse Effect.
          8.14. Environmental Laws. (a) Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Company and each of the Subsidiaries and all Real Estate are, and have been, in compliance with, and possess all permits, licenses and registrations required pursuant to, all Environmental Laws; (ii) neither the Company, nor any of the Subsidiaries is subject to any Environmental Claim or any other liability under any Environmental Law; (iii) the Company and its Subsidiaries are not conducting, or required to conduct, any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location, including any Real Estate currently owned or leased by the Company or any of its Subsidiaries, and any real property to which the Company or any of its Subsidiaries may have sent Hazardous Materials; and (iv) no underground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or leased by the Company or any of its Subsidiaries.
          (b) Neither the Company, nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Real Estate or facility in a manner that could reasonably be expected to have a Material Adverse Effect.
          8.15. Properties. (a) The Company and each of the Subsidiaries have good and marketable title to or leasehold interest in all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect and (b) no Mortgage encumbers improved Real Estate that is located in an area that has been identified by the Secretary of Housing and Urban Development as an area having special flood hazards within the meaning of the National Flood Insurance Act of 1968 unless flood insurance available under such Act has been obtained in accordance with Section 9.3.
          8.16. Solvency. On the Closing Date (after giving effect to the Transactions), immediately following the making of each Loan and after giving effect to the application of the proceeds of such Loans, the Company on a consolidated basis with its Subsidiaries is Solvent.
SECTION 9
Affirmative Covenants
          Each Credit Party hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
          9.1. Information Covenants. The Company will furnish to the Administrative Agent:
          (a) Annual Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the audited consolidated balance sheet of the Company and the Restricted Subsidiaries as at the end of such fiscal year, and the related audited consolidated statement of operations and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal year and certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Company or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern.
          (b) Quarterly Financial Statements. As soon as available and in any event on or before the date on which such financial statements are required to be filed with the SEC with respect to each of the first three quarterly accounting periods in each fiscal year of the Company (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 45 days after the end of each such quarterly accounting period), the consolidated balance sheets of (i) the Company and the Restricted Subsidiaries and (ii) the Company and its Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statements of cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year, together with a Financial Officer Certification with respect thereto, subject to changes resulting from audit and normal year-end audit adjustments.
          (c) Budgets. Within 60 days after the commencement of each fiscal year of the Company (or, within 90 days, with respect to the fiscal year of the Company commencing October 1, 2007), a budget of the Company in reasonable detail for such fiscal year as customarily prepared by management of the Company for their internal use consistent in scope with the financial statements provided pursuant to Section 9.1(a), setting forth the principal assumptions upon which such budgets are based.
          (d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.1(a) and (b), a certificate of an Authorized Officer of the Company to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be, and (ii) the amount of any Pro Forma Adjustment not previously set forth in a Pro Forma Adjustment Certificate or any change in the amount of a Pro Forma Adjustment set forth in any Pro Forma Adjustment Certificate previously provided and, in either case, in reasonable detail, the calculations and basis therefor. At the time of the delivery of the financial statements provided for in Section 9.1(a), (i) a certificate of an Authorized Officer of the Company setting forth in reasonable detail the Applicable Amount as at the end of the fiscal year to which such financial statements relate and (ii) a certificate of an Authorized Officer of the Company setting forth the information required pursuant to Section 1(a) of the Perfection Certificate or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this subsection (d)(ii), as the case may be.
          (e) Notice of Default or Litigation. Promptly after an Authorized Officer of the Company or any of the Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Company proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Company or any of the Subsidiaries that could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Change.
          (f) Environmental Matters. The Company will promptly advise the Administrative Agent in writing after obtaining knowledge of any one or more of the following environmental matters, unless such environmental matters could not, individually or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect:
          (i) Any pending or threatened Environmental Claim against any Credit Party or any current or former Real Estate;
          (ii) Any condition or occurrence on or otherwise related to any current or former Real Estate that (x) could reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (y) could reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any current or former Real Estate;
          (iii) Any condition or occurrence on or otherwise related to any current or former Real Estate that could reasonably be anticipated to cause such Real Estate to be subject to any restrictions on the ownership, occupancy, use or transferability of such Real Estate under any Environmental Law; and
          (iv) The conduct of or the need to conduct any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any current or former Real Estate or otherwise related to Environmental Law.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto. The term “Real Estate” shall mean land, buildings and improvements owned or leased by any Credit Party, but excluding all operating fixtures and equipment, whether or not incorporated into improvements.
          (g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Government Authority in any relevant jurisdiction by Holdings, the Company or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Lenders and the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices and reports that Holdings, the Company or any of the Subsidiaries shall send to the holders of any publicly issued debt of Holdings, the Company and/or any of the Subsidiaries in their capacity as such holders (in each case to the extent not theretofore delivered to the Lenders and the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.
          (h) Pro Forma Adjustment Certificate. Not later than any date on which financial statements are delivered with respect to any Test Period in which a Pro Forma Adjustment is made as a result of the consummation of the acquisition of any Acquired Entity or Business by the Company or any Restricted Subsidiary for which there shall be a Pro Forma Adjustment (including, to the extent set forth in the definition of “Consolidated EBITDA”, the acquisition by the Company of Positron or Westcom), a certificate of an Authorized Officer of the Company setting forth the amount of such Pro Forma Adjustment and, in reasonable detail, the calculations and basis therefor.
          (i) Information Regarding Collateral. The Company will furnish to Collateral Agent prompt written notice of any change (a) in any Credit Party’s corporate name, (b) in any Credit Party’s identity or corporate structure, (c) in any Credit Party’s jurisdiction of organization or (d) in any Credit Party’s Federal Taxpayer Identification Number or state organizational identification number.
Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 9.1 may be satisfied with respect to financial information of the Company and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Company or (B) the Company’s (or any direct or indirect parent thereof’s), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B) above, to the extent such information relates to a parent of the Company, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Company and the Restricted Subsidiaries on a standalone basis, on the other hand.
          9.2. Books, Records and Inspections. Each of Holdings and the Company will, and will cause each of the Subsidiaries to, permit officers and designated representatives of the Administrative Agent or the Required Lenders to visit and inspect any of the properties or assets of the Company and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books and records of Holdings, the Company and any such Subsidiary and discuss the affairs, finances and accounts of Holdings, the Company and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or the Required Lenders may desire; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only the Administrative Agent on behalf of the Required Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 9.2 and the Administrative Agent shall not exercise such rights more often than two times during any calendar year absent the existence of an Event of Default and only one such time shall be at the Company’s expense; provided further that when an Event of Default exists, the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours and upon reasonable advance notice. The Administrative Agent and the Lenders shall give the Company the opportunity to participate in any discussions with the Company’s independent public accountants.
          9.3. Maintenance of Insurance. The Company will, and will cause each of the Material Subsidiaries to, at all times maintain in full force and effect, with insurance companies that the Company believes (in the good faith judgment of the management of the Company) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Company believes (in the good faith judgment of management of the Company) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Company believes (in the good faith judgment or the management of the Company) are reasonable and prudent in light of the size and nature of its business; and will furnish to the Lenders, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Lenders as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
          9.4. Payment of Taxes. Each Credit Party will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims that, if unpaid, could reasonably be expected to become a material Lien upon any properties of each Credit Party or any of the Restricted Subsidiaries, provided that no Credit Party, nor any of the Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim that is (a) being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Company) with respect thereto in accordance with GAAP or (b) in the case of Taxes, assessments, governmental charges or levies imposed upon Westcom or its Subsidiaries related to activities or events occurring prior to the date hereof, the subject of good faith settlement negotiations pursuant to a voluntary compliance program, which, in each of clause (a) and (b), the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
          9.5. Consolidated Corporate Franchises. The Company will do, and will cause each Material Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided, however, that the Company and its Subsidiaries may consummate any transaction permitted under Section 10.3, 10.4 or 10.5.
          9.6. Compliance with Statutes, Regulations, etc. The Company will, and will cause each Subsidiary to, comply with all applicable laws, rules, regulations and orders applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          9.7. ERISA. Promptly after the Company or any Subsidiary or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Company will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Company setting forth details as to such occurrence and the action, if any, that the Company, such Subsidiary or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Company, such Subsidiary, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto: that a Reportable Event has occurred; that an accumulated funding deficiency has been incurred or an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that proceedings will be or have been instituted to terminate a Plan having an Unfunded Current Liability (including the giving of written notice thereof); that a proceeding has been instituted against the Company, a Subsidiary or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Plan; that the PBGC has notified the Company, any Subsidiary or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Company, any Subsidiary or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Company, any Subsidiary or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.
          9.8. Maintenance of Properties. The Company will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted except to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect.
          9.9. Transactions with Affiliates. The Company will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Company or the Restricted Subsidiaries) on terms that are substantially as favorable to the Company or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, provided that the foregoing restrictions shall not apply to (a) the payment of customary fees to the Sponsor for management, consulting and financial services rendered to the Company and the Subsidiaries and customary investment banking fees paid to the Sponsor for services rendered to the Company and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions, (b) transactions permitted by Section 10.6, (c) Transaction Expenses, (d) the issuance of Stock or Stock Equivalents of the Company to the management of the Company (or any direct or indirect parent thereof) or any of its Subsidiaries in connection with the Transactions or pursuant to arrangements described in the following clause (e), (e) employment and severance arrangements between the Company and the Restricted Subsidiaries and their respective officers and employees in the ordinary course of business, (f) payments by the Company (and any direct or indirect parent thereof) and the Restricted Subsidiaries pursuant to the tax sharing agreements among the Company (and any such parent) and the Restricted Subsidiaries on customary terms to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (g) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Company and the Restricted Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Company and the Restricted Subsidiaries, (h) transactions pursuant to permitted agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect, and (i) customary payments by the Company and the Restricted Subsidiaries to the Sponsor made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), which payments are approved by the majority of the members of the board of directors or a majority of the disinterested members of the board of directors of the Company (or any direct or indirect parent thereof), in good faith.
          9.10. End of Fiscal Years; Fiscal Quarters. The Company will, for financial reporting purposes, cause (a) each of its, and each of its Subsidiaries’, fiscal years to end on September 30 of each year and (b) each of its, and each of its Subsidiaries’, fiscal quarters to end on dates consistent with such fiscal year-end and the Company’s past practice; provided, however, that the Company may, upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention reasonably acceptable to the Administrative Agent, in which case the Company and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.
          9.11. Additional Guarantors and Grantors. Except as set forth in Section 10.1(j) or 10.1(k) and subject to any applicable limitations set forth in the Security Documents, the Company will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition) to execute a supplement to each of the Guarantee and the Security Agreement, in accordance with the terms thereof, in order to become a Guarantor under the Guarantee and a grantor under Security Agreement or, to the extent reasonably requested by the Collateral Agent, enter into a new Security Agreement in form and substance reasonable satisfactory to the Collateral Agent.
          9.12. Pledges of Additional Stock and Evidence of Indebtedness. (a) Except as set forth in Section 10.1(j) or (k) and subject to any applicable limitations set forth in the Security Documents or with respect to which, in the reasonable judgment of the Administrative Agent and the Collateral Agent (confirmed in writing by notice to the Company), the cost or other consequences (including any adverse tax consequences) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom, the Company will pledge, and, if applicable, will cause each Subsidiary Guarantor to pledge, to the Collateral Agent for the benefit of the Secured Parties, (i) all the Stock of each Domestic Subsidiary (other than any Excluded Subsidiary) held by the Company or any Subsidiary Guarantor and the Stock of any Foreign Subsidiary (other than any Excluded Subsidiary) held directly by the Company or any Subsidiary Guarantor (provided that in no event shall more than 65% of the issued and outstanding Stock of any such Foreign Subsidiary or any Disregarded Entity that directly owns a Foreign Subsidiary be so pledged), in each case, formed or otherwise purchased or acquired after the date hereof, in each case pursuant to the Pledge Agreement (or a supplement thereto) in form and substance reasonably satisfactory to Administrative Agent and the Collateral Agent, (ii) all evidences of Indebtedness in excess of $5,000,000 received by the Company or any of the Subsidiary Guarantors in connection with any Disposition pursuant to Section 10.4(b), in each case pursuant to the Pledge Agreement (or a supplement thereto) in form and substance reasonably satisfactory to Administrative Agent and the Collateral Agent and (iii) any promissory notes executed after the date hereof evidencing Indebtedness of the Company and each Subsidiary that is owing to the Company or any Subsidiary Guarantor, in each case pursuant the Pledge Agreement (or a supplement thereto) in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent.
          (b) The Company agrees that all Indebtedness in excess of $5,000,000 of the Company and each Subsidiary that is owing to any Credit Party shall be evidenced by one or more promissory notes.
          9.13. Use of Proceeds. (a) The Company will use the proceeds of all Tranche B Term Loans to effect the Merger and the Refinancing and to pay Transaction Expenses.
          (b) The Company will use the proceeds of all New Term Loans as set forth in the Joinder Agreement related thereto.
          9.14. Interest Rate Protection. No later than 90 days following the Closing Date and at all times thereafter until the third anniversary of the Closing Date, Borrower shall obtain and cause to be maintained protection against fluctuations in interest rates pursuant to one or more Interest Rate Agreements in form and substance reasonably satisfactory to Administrative Agent, in order to ensure that no less than 50% of the aggregate principal amount of the total Indebtedness of the Company and its Subsidiaries then outstanding is either (i) subject to such Interest Rate Agreements or (ii) Indebtedness that bears interest at a fixed rate.
          9.15. Further Assurances. (a) Each of Holdings and the Company will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Collateral Agent or the Required Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the Security Agreement, the Pledge Agreement or any Mortgage, all at the expense of Holdings, the Company and the Restricted Subsidiaries.
          (b) Except with respect to which, in the reasonable judgment of the Administrative Agent and the Collateral Agent (confirmed in writing by written notice to the Company), the cost or other consequences (including any tax consequence) of doing so shall be excessive in view of the benefits to be obtained by the Lenders therefrom and subject to applicable limitations set forth in the Security Documents, if any assets (including any real estate or improvements thereto or any interest therein) with a book value or fair market value in excess of $5,000,000 are acquired by the Company or any other Credit Party after the Closing Date (other than assets constituting Collateral under the Security Agreement that become subject to the Lien of the Security Agreement upon acquisition thereof) that are of the nature secured by the Security Agreement or any Mortgage, as the case may be, the Company will notify the Collateral Agent, and if requested by the Collateral Agent, the Company will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 9.15, all at the expense of the Company. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (x) a policy or policies (or unconditional binding commitment therefor) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 10.2, together with such endorsements, coinsurance and reinsurance as the Administrative Agent and the Collateral Agent may reasonably request and (y) an opinion of local counsel to the mortgagor substantially in the form of Exhibit L-2.
          (c) The Company agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.15(c) as soon as commercially reasonable (and in no event later than the date set forth in Schedule 9.15(c) with respect to such action or such later date as the Administrative Agent may reasonably agree).
SECTION 10
Negative Covenants
          Holdings and the Borrower (for itself and each of its Restricted Subsidiaries) hereby covenants and agrees that on the Closing Date (immediately after consummation of the Merger) and thereafter, until the Commitments have terminated and the Loans, together with interest, Fees and all other Obligations incurred hereunder, are paid in full:
          10.1. Limitation on Indebtedness. The Company will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness; provided that the Company or any Restricted Subsidiary may incur Indebtedness if the Consolidated EBITDA to Consolidated Interest Expense Ratio for the most recently ended Test Period after giving Pro Forma Effect to the incurrence of such Indebtedness and the application of proceeds therefrom would be at least 2.00 to 1.00.
          Notwithstanding the foregoing, the Company and the Restricted Subsidiaries may create, incur, assume or suffer to exist any of the following Indebtedness:
          (a) Indebtedness arising under the Credit Documents;
          (b) Indebtedness of (i) the Borrower or any Subsidiary Guarantor owing to Holdings, the Company or any Restricted Subsidiary, (ii) any Subsidiary who is not a Guarantor owing to any other Subsidiary who is not a Guarantor and (iii) subject to compliance with Section 10.5, any Subsidiary who is not a Guarantor owing to the Borrower or any Subsidiary Guarantor;
          (c) Indebtedness in respect of any bankers’ acceptance, bank guarantee, letter of credit, warehouse receipt or similar facility entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

          (d) subject to compliance with Section 10.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Company or other Restricted Subsidiaries that is permitted to be incurred under this Agreement and (ii) the Company in respect of Indebtedness of the Restricted Subsidiaries that is permitted to be incurred under this Agreement, provided that, except as provided in clauses (j) and (k) below, there shall be no Guarantee (A) by a Restricted Subsidiary that is not a Guarantor of any Indebtedness of the Company and (B) in respect of the First Lien Loans or Permitted Additional Debt, unless such Guarantee is made by a Guarantor and, in the case of Permitted Additional Debt that is subordinated, is subordinated;
          (e) Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees and (ii) otherwise constituting Investments permitted by Section 10.5;
          (f) (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of the acquisition, construction or improvement of fixed or capital assets to finance the acquisition, construction or improvement of such fixed or capital assets, (ii) Indebtedness arising under Capital Leases entered into in connection with Permitted Sale Leasebacks and (iii) Indebtedness arising under Capital Leases, other than Capital Leases in effect on the date hereof and Capital Leases entered into pursuant to subclauses (i) and (ii) above, provided, that the aggregate amount of Indebtedness incurred pursuant to this subclause (iii) shall not exceed $50,000,000 at any time outstanding, and (iv) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i), (ii) or (iii) above, provided that, except to the extent otherwise expressly permitted hereunder, the principal amount thereof (including pursuant to clause (iii)) does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension;
          (g) Indebtedness outstanding on the date hereof (i) listed on Schedule 10.1 and any modification, replacement, refinancing, refunding, renewal or extension thereof, provided that (A) except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (B) the direct and contingent obligors with respect to such Indebtedness are not changed and (ii) owing by the Company to any Restricted Subsidiary or by any Restricted Subsidiary to the Company or any other Restricted Subsidiary;
          (h) Indebtedness in respect of Hedge Agreements;
          (i) the First Lien Loans, other than First Lien Loans constituting Permitted First Lien Incremental Indebtedness, in an aggregate principal amount, together with the aggregate face amount of all letters of credit issued under the First Lien Credit Agreement, not to exceed

$1,115,000,000, and any modification, replacement, refinancing, refunding, renewal or extension of such First Lien Loans (including with the proceeds of Permitted Additional Debt), provided that (A) except to the extent otherwise expressly permitted hereunder, the principal amount thereof does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension, except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension, (B) the direct and contingent obligor with respect to such Indebtedness is not changed, (C) such Indebtedness shall have a final maturity date equal to or later than the final maturity date of the Indebtedness under being modified, replaced, refinanced, refunded, renewed or extended, and (D) the terms and conditions (including, if applicable, as to collateral but excluding as to interest rate and prepayment premium) of any such modified, replaced, refinanced, refunded, renewed or extended Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Indebtedness being modified, replaced, refinanced, refunded, renewed or extended, provided that a certificate of an Authorized Officer of the Company delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Company has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement unless the Administrative Agent notifies the Company within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);
          (j) (i) Indebtedness of a Person or Indebtedness attaching to assets of a Person that, in either case, becomes a Restricted Subsidiary or is merged with or into a Restricted Subsidiary (where the survivor thereof is a Restricted Subsidiary) or Indebtedness attaching to assets that are acquired by the Company or any Restricted Subsidiary, in each case after the Closing Date as the result of a Permitted Acquisition, provided, that (w) such Indebtedness existed at the time such Person became (or merged with) a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof, (x) such Indebtedness is not guaranteed in any respect by the Company or any Restricted Subsidiary (other than by any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person and any of its Subsidiaries) and (y)(A) the Stock and Stock Equivalents of such Person is pledged to the Collateral Agent to the extent required under Section 9.12 and (B) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement to the extent required under Section 9.11 or 9.12, as applicable, provided that the requirements of this subclause (y) and the preceding proviso shall not apply to (I) an aggregate amount at any time outstanding of up to $240,000,000 at such time of the aggregate of (1) such Indebtedness (and modifications, replacements, refinancings, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (2) all Indebtedness as to which the second proviso to clause (k)(i) below then applies and (II) any Indebtedness of the type that could have been incurred under Section 10.1(f), and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (X) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (Y) the direct and contingent obligors with respect to such Indebtedness are not changed;
          (k) (i) Permitted Additional Debt of the Company or any Restricted Subsidiary incurred to finance a Permitted Acquisition, provided that (x) if such Indebtedness is incurred by a Restricted Subsidiary that is not a Guarantor, such Indebtedness is not guaranteed by the Company or any Guarantor except as permitted by Section 10.5(g) and (y)(A) the Company or another Credit Party pledges the Stock and Stock Equivalents of such acquired Person to the Collateral Agent to the extent required under Section 9.12 and (B) such acquired Person executes a supplement to the Guarantee, the Security Agreement and the Pledge Agreement (or alternative guarantee and security arrangements in relation to the Obligations reasonably acceptable to the Collateral Agent) to the extent required under Section 9.11 or 9.12, as applicable, (provided that that the requirements of this subclause (y) shall not apply to an aggregate amount at any time outstanding of up to $240,000,000 at such time of the aggregate of (1) such Indebtedness (and modifications, replacements, refinancings, refundings, renewals and extensions thereof pursuant to subclause (ii) below) and (2) all Indebtedness as to which clause (I) of the second proviso to clause (j)(i) above then applies, and (ii) any modification, replacement, refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise expressly permitted hereunder, (X) the principal amount of any such Indebtedness does not exceed the principal amount thereof outstanding immediately prior to such modification, replacement, refinancing, refunding, renewal or extension except by an amount equal to the unpaid accrued interest and premium thereon plus other reasonable amounts paid and fees and expenses incurred in connection with such modification, replacement, refinancing, refunding, renewal or extension plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder and (Y) the direct and contingent obligors with respect to such Indebtedness are not changed;
          (l) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
          (m) (i) Indebtedness incurred in connection with any Permitted Sale Leaseback (provided that the Net Cash Proceeds thereof are promptly applied to prepayments of the Term Loans to the extent required by Section 5.2) and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above, provided that, except to the extent otherwise permitted hereunder, (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension and (y) the direct and contingent obligors with respect to such Indebtedness are not changed;
          (n) (i) additional Indebtedness and (ii) any refinancing, refunding, renewal or extension of any Indebtedness specified in subclause (i) above; provided that the aggregate amount of Indebtedness incurred and remaining outstanding pursuant to this clause (n) shall not at any time exceed $240,000,000; provided, however, not more than $120,000,000 in aggregate principal amount of Indebtedness of the Company or any Subsidiary Guarantor incurred under this clause (n) shall be secured;
          (o) Indebtedness in respect of Permitted Additional Debt to the extent that the Net Cash Proceeds therefrom are, immediately after the receipt thereof, applied to the prepayment of Term Loans in accordance with Section 5.2;
          (p) unsecured Indebtedness in respect of obligations of the Company or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services, provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 60 days after the incurrence of the related obligation) in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;
          (q) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case entered into in connection with Permitted Acquisitions, other Investments and the disposition of any business, assets or Capital Stock permitted hereunder, other than Guarantee Obligations incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition, provided that (i) such Indebtedness is not reflected on the balance sheet of the Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by the Company and the Restricted Subsidiaries in connection with such disposition;
          (r) Indebtedness of the Company or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) take or pay obligations contained in supply agreements, in each case arising in the ordinary course of business and not in connection with the borrowing of money or Hedging Agreements;
          (s) Indebtedness representing deferred compensation to employees of the Company (or any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;
          (t) Unsecured, subordinated Indebtedness consisting of promissory notes in an aggregate principal amount of not more than $50,000,000 issued by the Company or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Company (or any direct or indirect parent thereof) permitted by Section 10.6;

          (u) Indebtedness consisting of obligations of the Company or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other Investment expressly permitted hereunder;
          (v) cash management obligations and other Indebtedness in respect of netting services, automatic clearinghouse arrangements, overdraft protections and similar arrangements in each case in connection with deposit accounts;
          (w) Indebtedness in respect of Permitted Receivables Financings;
          (x) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (w) above;
          (y) Permitted First Lien Incremental Indebtedness; and
          (z) all First Lien Obligations, other than the First Lien Loans.
          10.2. Limitation on Liens. The Company will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Company or any Restricted Subsidiary, whether now owned or hereafter acquired, except:
          (a) Liens arising under the Credit Documents;
          (b) Permitted Liens;
          (c) (i) Liens securing Indebtedness permitted pursuant to Section 10.1(f), provided that (x) such Liens attach at all times only to the assets so financed except for accessions to such property Indebtedness and the proceeds and the products thereof and (y) that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender, and (ii) Liens on the assets of Restricted Subsidiaries that are not Guarantors securing Indebtedness permitted pursuant to Section 10.1(n);
          (d) Liens existing on the date hereof and listed on Schedule 10.2;
          (e) the replacement, extension or renewal of any Lien permitted by clauses (a) through (d) above and clause (f) of this Section 10.2 upon or in the same assets (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 10.1 and proceeds and products thereof) theretofore subject to such Lien or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of the Indebtedness secured thereby;
          (f) Liens existing on the assets of any Person at the time such Person becomes a Restricted Subsidiary or merges with a Restricted Subsidiary (where the survivor thereof is a Restricted Subsidiary), or existing on assets acquired, in each case pursuant to a Permitted

Acquisition or other Investment permitted hereunder to the extent the Liens on such assets secure Indebtedness permitted by Section 10.1(j) or other obligations permitted by this Agreement, provided that such Liens attach at all times only to the same assets that such Liens (other than after acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 10.1 and proceeds and products thereof) attached to, and secure only the same Indebtedness or obligations (or any modifications, refinancings, extensions, renewals, refundings or replacements of such Indebtedness permitted by Section 10.1) that such Liens secured, immediately prior to such Permitted Acquisition or other Investment, as applicable;
          (g) (i) Liens placed upon the Stock and Stock Equivalents of any Restricted Subsidiary acquired pursuant to a Permitted Acquisition to secure Indebtedness incurred pursuant to Section 10.1(k) in connection with such Permitted Acquisition and (ii) Liens placed upon the assets of such Restricted Subsidiary to secure a guarantee by, or Indebtedness of, such Restricted Subsidiary of any Indebtedness of the Company or any other Restricted Subsidiary incurred pursuant to Section 10.1(k);
          (h) Liens securing Indebtedness or other obligations of the Company or a Subsidiary in favor of the Company or any Subsidiary that is a Guarantor and Liens securing Indebtedness or other obligations of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;
          (i) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;
          (j) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Sections 10.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer, lease or otherwise dispose of any property in a transaction permitted under Section 10.4, in each case, solely to the extent such Investment or sale, disposition, transfer or lease, as the case may be, would have been permitted on the date of the creation of such Lien;
          (k) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;
          (l) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.5;
          (m) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;
          (n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;
          (o) Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
          (p) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;
          (q) Liens in respect of Permitted Receivables Financings;
          (r) other Liens so long as the aggregate principal amount of the obligations so secured does not exceed $120,000,000 at any time outstanding; and
          (s) Liens on the Collateral securing Indebtedness incurred pursuant to Section 10.1(i), (y) or (z); provided that such Liens are subject to the terms of the Intercreditor Agreement.
          10.3. Limitation on Fundamental Changes. Except as expressly permitted by Section 10.4 or 10.5, the Company will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties, except that:
          (a) so long as no Default or Event of Default would result therefrom, any Subsidiary of the Borrower or any other Person may be merged or consolidated with or into the Borrower, provided that (i) the Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Borrower (such Person, the “Successor Borrower”), (A) the Successor Borrower shall be an entity organized or existing under the laws of (x) the United States, any state thereof, the District of Columbia or any territory thereof or (y) the jurisdiction of organization of the Borrower prior to such consolidation or merger, (B) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (D) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Security Agreement or the Pledge Agreement, as applicable, confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, and (F) the Company shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger or consolidation and such supplements to this Agreement preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents and (y) if reasonably requested by the Administrative Agent, an opinion of counsel to the effect that such merger or consolidation does not violate this Agreement or any other Credit Document, and provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement;
          (b) any Subsidiary of the Company or any other Person may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Company, provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving corporation or (B) the Company shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving corporation or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee Agreement, the Pledge Agreement and the Security Agreement and any applicable Mortgage in form and substance reasonably satisfactory to the Collateral Agent in order to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Default or Event of Default would result after giving effect to the consummation of such merger, amalgamation or consolidation and (iv) the Company shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Security Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents;
          (c) any Restricted Subsidiary that is not a Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company, a Guarantor or any other Restricted Subsidiary;
          (d) any Guarantor may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Company or any other Guarantor; and
          (e) any Restricted Subsidiary may liquidate or dissolve if (i) the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business not otherwise disposed of or transferred in accordance with Section 10.4 or 10.5, or, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, another Credit Party after giving effect to such liquidation or dissolution.
          10.4. Limitation on Sale of Assets. The Company will not, and will not permit any of the Restricted Subsidiaries to, (i) convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired (other than any such sale, transfer, assignment or other disposition resulting from any casualty or condemnation of any assets of the Company or the Restricted Subsidiaries) or (ii) sell to any Person (other than the Company or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:
          (a) the Company and the Restricted Subsidiaries may sell, transfer or otherwise dispose of (i) used or surplus equipment, vehicles, inventory and other assets in the ordinary course of business and (ii) Permitted Investments;
          (b) the Company and the Restricted Subsidiaries may sell, transfer or otherwise dispose of other assets (other than accounts receivable) (each a “Disposition”) for fair value, provided that:
          (i) with respect to any Disposition pursuant to this clause (b) for a purchase price in excess of $10,000,000, the Company or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (i),
          (A) any liabilities of the Company or such Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto), other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,
          (B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition, and
          (C) any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(b) and Section 10.4(c) that is at that time outstanding, not in excess of 7.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (i) be deemed to be cash;
          (ii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12 or 9.15,
          (iii) [intentionally omitted],
          (iv) to the extent applicable, the Net Cash Proceeds thereof to the

Company and the Restricted Subsidiaries are promptly applied to the prepayment and/or commitment reductions as provided for in Section 5.2, and
          (v) after giving effect to any such sale, transfer or disposition, no Default or Event of Default shall have occurred and be continuing.
          (c) the Company and the Restricted Subsidiaries may make sales of assets to the Company or to any Restricted Subsidiary, provided that with respect to any such sales to Restricted Subsidiaries that are not Guarantors:
          (i) such sale, transfer or disposition shall be for fair value, (ii) with respect to any Disposition pursuant to this clause (c) for a purchase price in excess of $10,000,000, the Company or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided that for the purposes of this clause (i),
          (A) any liabilities of the Company or such Restricted Subsidiary (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto), other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Company and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing,
          (B) any securities received by the Company or such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of the applicable Disposition,
          (C) any Designated Non-Cash Consideration received by the Company or such Restricted Subsidiary in respect of such Disposition having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this Section 10.4(c) and Section 10.4(b) that is at that time outstanding, not in excess of 7.5% of Consolidated Total Assets at the time of the receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall in each case under this clause (i) be deemed to be cash; and
               (ii) any non-cash proceeds received are pledged to the Collateral Agent to the extent required under Section 9.12 or 9.15.
          (d) the Company and any Restricted Subsidiary may effect any transaction permitted by Section 10.3, 10.5 or 10.6;
          (e) in addition to selling or transferring accounts receivable pursuant to the other provisions hereof, the Company and the Restricted Subsidiaries may (i) sell or discount without recourse accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof; provided that, to the extent the Net Cash Proceeds of any such transaction or series of related transactions exceeds $1,000,000, the Net Cash Proceeds thereof are promptly applied to prepay the Term Loans pursuant to Section 5.2 and (ii) sell or transfer accounts receivable and related rights pursuant to customary receivables financing facilities (a “Permitted Receivables Financing”) so long as the Net Cash Proceeds thereof are promptly applied to prepayment of Loans and/or commitment reductions pursuant to Section 5.2;
          (f) the Company and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;
          (g) sales, transfers and other dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
          (h) sales, transfers and other dispositions of property pursuant to Permitted Sale Leaseback transactions; and
          (i) sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements.
          10.5. Limitation on Investments. The Company will not, and will not permit any of the Restricted Subsidiaries to, make any advance, loan, extensions of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities of or any assets of, or make any other Investment in, any Person, except:
          (a) extensions of trade credit and asset purchases in the ordinary course of business;
          (b) Permitted Investments;
          (c) loans and advances to officers, directors and employees of the Company (or any direct or indirect parent thereof) or any of its Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Company (or any direct or indirect parent thereof) to the extent that the amount of such loans and advances are contributed to the Company in cash and (iii) for purposes not described in the foregoing clauses (i) and (ii), in an aggregate principal amount outstanding not to exceed $10,000,000;
          (d) Investments existing on, or contemplated as of, the date hereof and listed on Schedule 10.5 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (d) is not increased at any time above the amount of such Investments existing on the date hereof;

          (e) Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;
          (f) after a Qualifying IPO of the Company, Investments to the extent that payment for such Investments is made solely with Stock or Stock Equivalents of the Company;
          (g) Investments (i) in any Guarantor or the Company, (ii) in Restricted Subsidiaries that are not Guarantors, in an aggregate amount pursuant to this clause (ii) not to exceed (x) $60,000,000 plus (y) the Applicable Amount at such time, and (iii) in Restricted Subsidiaries that are not Guarantors so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that result in the proceeds of the initial Investment being invested in one or more Guarantors;
          (h) Investments constituting Permitted Acquisitions;
          (i) (i) Investments (including Investments in Unrestricted Subsidiaries) and (ii) Investments in joint ventures or similar entities that do not constitute Restricted Subsidiaries, in each case, as valued at the fair market value of such Investment at the time each such Investment is made, in an amount that, at the time such Investment is made, would not exceed the sum of (x) $200,000,000, plus (y) the Applicable Amount at such time plus (z) an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the fair market value of such Investment at the time such Investment was made);
          (j) Investments constituting non-cash proceeds of sales, transfers and other dispositions of assets to the extent permitted by Section 10.4;
          (k) Investments made to repurchase or retire Stock of the Company or any direct or indirect parent thereof owned by any employee stock ownership plan or key employee stock ownership plan of the Company (or any direct or indirect parent thereof);
          (l) Investments permitted under Section 10.6;
          (m) loans and advances to any direct or indirect parent of the Company in lieu of, and not in excess of the amount of, dividends to the extent permitted to be made to such parent in accordance with Section 10.6;
          (n) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;
          (o) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

          (p) advances of payroll payments to employees in the ordinary course of business;
          (q) Investments to the extent that payment for such Investments is made with the Stock or Stock Equivalents of the Company;
          (r) Guarantee Obligations of the Company or any Restricted Subsidiary of leases (other than Capitalized Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
          (s) Investments made to repurchase or retire equity interests of the Company (or any direct or indirect parent thereof) owned by any employee stock ownership plan or key employee stock ownership plan of the Company (or any direct or indirect parent thereof);
          (t) Investments arising as a result of Permitted Receivables Financings;
          (u) Investments of a Restricted Subsidiary acquired after the Closing Date or of any Person merged into the Company or merged or consolidated with a Restricted Subsidiary in accordance with Section 10.3 after the Closing Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and
          (v) Investments in customers of the Company and its Subsidiaries in the form of leases, purchase money loans or similar arrangements (including sale lease-backs with other Persons in connection therewith) in each case relating to equipment or other goods (and related services) provided by the Company or its Subsidiaries in an aggregate principal amount outstanding at any time not to exceed $50,000,000.
          10.6. Limitation on Dividends. The Company will not declare or pay any dividends (other than dividends payable solely in its Stock) or return any capital to its stockholders or make any other distribution, payment or delivery of property or cash to its stockholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 10.5) any Stock or Stock Equivalents of the Company, now or hereafter outstanding (all of the foregoing “dividends”), provided that, so long as no Default or Event of Default exists or would exist after giving effect thereto:
          (a) the Company may redeem in whole or in part any of its Stock or Stock Equivalents for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents, provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all respects material to their interests as those contained in the Stock or Stock Equivalents redeemed thereby;
          (b) the Company may (or may make dividends to permit any direct or indirect parent thereof to) repurchase shares of its (or such parent’s) Stock or Stock Equivalents held by officers, directors and employees of the Company and its Subsidiaries, so long as such repurchase is pursuant to, and in accordance with the terms of, management and/or employee stock plans, stock subscription agreements or shareholder agreements;
          (c) the Company may pay dividends on its Stock or Stock Equivalents (or may make dividends to permit any direct or indirect parent thereof to pay dividends on its Stock or Stock Equivalents), provided that the amount of any such dividends pursuant to this clause (c) shall not exceed an amount equal to (i) the Additional Basket at such time, plus (ii) the Applicable Amount at such time; and
          (d) the Company may pay dividends:
          (i) so long as the Company is a member of a group filing a consolidated, combined, unitary or affiliated tax return with a parent, the proceeds of which will be used to pay (or to make dividends to allow any direct or indirect parent of the Company to pay) within 30 days of the receipt thereof, the tax liability to each relevant jurisdiction in respect of such consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of such parent to the extent such tax liability is directly attributable to the taxable income of the Company or its Subsidiaries (that are included in such consolidated, combined, unitary or affiliated tax return), determined as if the Company and such Subsidiaries filed a separate consolidated, combined, unitary or affiliated tax return as a stand-alone group;
          (ii) the proceeds of which shall be used to allow any direct or indirect parent of the Company to pay (A) its operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, in an aggregate amount not to exceed $2,000,000 in any fiscal year of the Company plus any reasonable and customary indemnification claims made by directors or officers of the Company (or any parent thereof) attributable to the ownership or operations of the Company and its Subsidiaries or (B) fees and expenses otherwise (x) due and payable by the Company or any of its Subsidiaries and (y) permitted to be paid by the Company or such Subsidiary under this Agreement;
          (iii) the proceeds of which shall be used to pay franchise taxes and other fees, taxes and expenses required to maintain the corporate existence of any of its direct or indirect parent of the Company, within 30 days of the receipt thereof; and
          (iv) to any direct or indirect parent of the Company to finance any Investment permitted to be made pursuant to Section 10.5; provided that (A) such dividend shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets, Stock or Stock Equivalents) to be contributed to the Company or its Restricted Subsidiaries or (2) the merger of the Person formed or acquired into the Company or its Restricted Subsidiaries.

          (e) the Company may pay dividends to Holdings so long as the proceeds thereof are promptly applied to fund cash interest payments on Permitted Holding Company Debt.
          10.7. Limitations on Debt Payments and Amendments. (a) The Company will not, and will not permit any Restricted Subsidiary to, prepay, repurchase or redeem or otherwise defease any Subordinated Indebtedness; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing at the date of such prepayment, repurchase, redemption or other defeasance or would result after giving effect thereof, the Company or any Restricted Subsidiary may prepay, repurchase or redeem (i) any such Indebtedness for an aggregate price not in excess of (x) the Additional Basket at such time plus (y) the Applicable Amount at the time of such prepayment, repurchase or redemption or (ii) any such Indebtedness, with the proceeds of Subordinated Indebtedness that (A) is permitted by Section 10.1 (other than Section 10.1(o)) and (B) has terms material to the interests of the Lenders not materially less advantageous to the Lenders than those of such Subordinated Indebtedness being refinanced.
          (b) The Company will not waive, amend, modify, terminate or release any Subordinated Indebtedness to the extent that any such waiver, amendment, modification, termination or release would be adverse to the Lenders in any material respect.
          (c) Without the consent of the Collateral Agent, the Company shall not refinance, amend, supplement or modify any First Lien Credit Document:
          (i) to increase the principal amount of the First Lien Indebtedness in excess of the amount permitted under this Agreement; or
          (ii) if such refinancing, amendment, supplement or modification is not permitted by the terms of the Intercreditor Agreement.
          10.8. Limitations on Sale Leasebacks. The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into or effect any Sale Leasebacks, other than Permitted Sale Leasebacks.
          10.9. Intentionally Omitted.
          10.10. Changes in Business. The Company and the Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Company and the Subsidiaries, taken as a whole, on the Closing Date and other business activities incidental or related to any of the foregoing.
          10.11. Burdensome Agreements. The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any contractual obligation (other than this Agreement or any other Credit Document) that limits the ability of (a) any Restricted Subsidiary that is not a Guarantor to make dividends to the Company or any Guarantor or (b) the Company or any Subsidiary Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Lenders with respect to the Obligations; provided that the foregoing clauses (a) and (b) shall not apply to contractual obligations which (i) (x) exist on the date hereof and (to the extent not otherwise permitted by this Section 10.11) are listed on Schedule 10.11 and (y) to the extent contractual obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted renewal, extension or refinancing of such Indebtedness so long as such renewal, extension or refinancing does not expand the scope of such contractual obligation; (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Company, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Company; (iii) represent Indebtedness of a Restricted Subsidiary of the Company which is not a Credit Party which is permitted by Section 10.1; (iv) arise in connection with any Disposition permitted by Section 10.4; (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.5 and applicable solely to such joint venture entered into in the ordinary course of business; (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 10.1 but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness; (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto; (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 10.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness or, in the case of secured Indebtedness incurred pursuant to Section 10.1(j) or Section 10.1(k) only, to the Restricted Subsidiaries incurring or guaranteeing such Indebtedness; (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary; (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (xi) are restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and (xii) exist under the First Lien Credit Documents or any documentation relating to any other First Lien Indebtedness.
          10.12. Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than (i) Permitted Holding Company Debt, (ii) Indebtedness and obligations under this Agreement and the other Credit Documents or under the First Lien Credit Documents, (iii) Guarantee Obligations in respect of Indebtedness or other obligations or liabilities of the Company or any Restricted Subsidiary permitted to be incurred pursuant to the terms of this Agreement and (iv) Indebtedness in respect of Hedging Agreements; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Security Documents or the First Lien Credit Documents to which it is a party or nonconsensual Liens imposed by operation of law; or (c) engage in any business or activity or own any assets other than (i) those incidental to its ownership of the Stock and Stock Equivalents of the Company, any public offering of its Stock or any transaction that Holdings is permitted to enter into or consummate under this Section 10.12, (ii) performing its obligations and activities under the Credit Documents and the First Lien Credit Documents, (iii) making Investments to the extent permitted by this Agreement, (iv) making Investments to the extent that payment for such Investments is made solely with Stock or Stock Equivalents and/or the proceeds of Holding Company Debt or the issuance of Stock of Stock Equivalents of Holdings, (v) making other Investments with the proceeds of dividends received from the Company in compliance with Section 10.6(d)(iv), and (vi) any Investment in the Company or any Restricted Subsidiary.

SECTION 11
Events of Default
          Each of the following events shall constitute an “Event of Default” for all purposes of this Agreement:
          11.1. Payments. The Company shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for five or more days, in the payment when due of any interest or stamping fees on the Loans or any Fees or of any other amounts owing hereunder or under any other Credit Document; or
          11.2. Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any Security Document or any certificate, statement, report or other document delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or
          11.3. Covenants. Any Credit Party shall:
          (a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(e) or Section 10; or
          (b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1 or 11.2 or clause (a) of this Section 11.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 45 days after receipt of written notice by the Company from the Administrative Agent or the Required Lenders; or
          11.4. Default Under Other Agreements. (a) The Company or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than the Obligations) in excess of $80,000,000 in the aggregate, for the Company and such Restricted Subsidiaries, beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity; or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements), prior to the stated maturity thereof; provided that a default, occurrence or condition under the First Lien Credit Agreement shall cause an Event of Default under this Section 11.4 only if such default, occurrence or condition results in all First Lien Loans (including all First Lien Term Loans) under the First Lien Credit Agreement becoming due prior to their stated maturity; or
          11.5. Bankruptcy, etc. The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy,” or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency reorganization or relief of debtors legislation of its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not controverted within 15 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within 90 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 90 days; or the Borrower or any Specified Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 90 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any Specified Subsidiary for the purpose of effecting any of the foregoing; or
          11.6. ERISA. (a) Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan is or shall have been terminated or is the subject of termination proceedings under ERISA or, after the effectiveness of the Pension Act, is in endangered or critical status, within the meaning of Section 305 of ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); any Plan shall have an accumulated funding deficiency (whether or not waived); the Company or any Subsidiary or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof); (b) there could result from any event or events set forth in clause (a) of this Section 11.6 the imposition of a lien, the granting of a security interest, or a liability, or the reasonable likelihood of incurring a lien, security interest or liability; and (c) such lien, security interest or liability will or would be reasonably likely to have a Material Adverse Effect; or

          11.7. Guarantee. Any Guarantee provided by Holdings or any Material Subsidiary or any material provision thereof shall cease to be in full force or effect or any such Guarantor thereunder or any Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee (or any of the foregoing shall occur with respect to a Guarantee provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 45 days after receipt of written notice by the Company from the Administrative Agent, the Collateral Agent or the Required Lenders); or
          11.8. Pledge Agreements. The Pledge Agreement pursuant to which the Stock or Stock Equivalents of the Company or any Material Subsidiary (other than TSW Netherlands Holdings C.V.) are pledged, or the Pledge Agreement (Dutch Assets) pursuant to which certain interests related to TSW Netherlands Holdings C.V. are pledged, or any material provision of either shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under the Pledge Agreement or the Pledge Agreement (Dutch Assets) (or any of the foregoing shall occur with respect to a pledge of the Stock or Stock Equivalents of a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 45 days after receipt of written notice by the Company from the Administrative Agent, the Collateral Agent or the Required Lenders); or
          11.9. Security Agreement. The Security Agreement pursuant to which the assets of the Company or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement (or any of the foregoing shall occur with respect to Collateral provided by a Subsidiary that is not a Material Subsidiary and shall continue unremedied for a period of at least 45 days after receipt of written notice by the Company from the Administrative Agent, the Collateral Agent or the Required Lenders); or
          11.10. Mortgages. Any Mortgage or any material provision of any Mortgage relating to any material portion of the Collateral shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof or as a result of acts or omissions of the Collateral Agent or any Lender) or any mortgagor thereunder or any Credit Party shall deny or disaffirm in writing any mortgagor’s obligations under any Mortgage; or
          11.11. Judgments. One or more judgments or decrees shall be entered against the Company or any of the Restricted Subsidiaries involving a liability of $50,000,000 or more in the aggregate for all such judgments and decrees for the Company and the Restricted Subsidiaries (to the extent not paid or fully covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 90 days from the entry thereof; or
          11.12. Change of Control. A Change of Control shall occur; or
          11.13. Subordination. The subordination provisions of any document or instrument evidencing any Permitted Additional Debt having a principal amount in excess of $50,000,000 that are subordinated shall be invalidated or otherwise cease to be legal, valid and binding obligations of the holders of such Permitted Additional Debt, enforceable in accordance with their terms.
SECTION 12
Remedies Upon an Event of Default.
          Automatically upon the occurrence of any Event of Default described in Section 11.5 and, upon notice to the Company by Administrative Agent at the request of (or with the consent of) the Required Lenders upon (x) the occurrence of any other Event of Default or (y) the acceleration of all First Lien Loans (including all First Lien Term Loans), in each case, as a result of an event of default under the First Lien Credit Agreement:
          (a) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (A) the unpaid principal amount of and accrued interest on the Loans and (B) all other Obligations; and
          (b) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Security Documents.
SECTION 13
Intentionally Omitted.
SECTION 14
The Administrative Agent
          14.1. Appointment. (a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such party under this Agreement and the other Credit Documents, and each such party irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent. The provisions of this Section 14 are solely for the benefit of the Agents, any sub-agent and the Lenders, and no Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.
          (b) The Administrative Agent and each Lender hereby irrevocably designate and appoint the Collateral Agent as its agent under this Agreement and the other Credit Documents, and the Administrative Agent and each Lender irrevocably authorize the Collateral Agent, in such capacity, (i) to take such action on their behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto and (ii) to enter into any and all of the Security Documents (including, for the avoidance of doubt, the Intercreditor Agreement) together with such other documents as shall be necessary to give effect to (x) the ranking and priority of Indebtedness contemplated by the Intercreditor Agreement and (y) the Collateral contemplated by the other Security Documents, on its behalf. For the avoidance of doubt, each Lender agrees to be bound by the terms of the Intercreditor Agreement to the same extent as if it were a party thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with the Administrative Agent or any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent.
          (c) No Co-Syndication Agent, Co-Lead Arranger, Joint Bookrunner or Co-Documentation Agent, in its capacities as such, shall have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 14.
          14.2. Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 14.2 and of Section 14.7 shall apply to any the Affiliates of any Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as an Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 14 and Section 15.5 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Agent it was appointed by and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.
          14.3. General Immunity. (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lenders or by or on behalf of any Credit Party, any Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, each Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.
          (b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required to give such instructions under Section 15.1) and, upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any settlement confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions under Section 15.1).

          14.4. Reliance by Agents. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
          14.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless it has received notice from a Lender or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders (except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable).
          14.6. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that no Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by any Agent hereinafter taken, including any review of the affairs of the Company, any Guarantor or any other Credit Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Company, each Guarantor and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Company, each Guarantor and each other Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any

Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Company, any Guarantor or any other Credit Party that may come into the possession of any Agent or any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates. Notwithstanding anything herein to the contrary, each Lender acknowledges that the lien and security interest granted to the Collateral Agent pursuant to the Pledge Agreement, Pledge Agreement (Dutch Assets) and Security Agreement and the other applicable Security Documents, and the exercise of any right or remedy by the Collateral Agent thereunder, are subject to the provisions of the Intercreditor Agreement and that in the event of any conflict between the terms of the Intercreditor Agreement and such Security Document, the terms of the Intercreditor Agreement shall govern and control.
          14.7. Indemnification. The Lenders agree to indemnify each Agent and any sub-agent thereof, each in its capacity as such (to the extent not reimbursed by the Company and without limiting the obligation of the Company to do so), ratably according to their respective portions of the Total Credit Exposure in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Credit Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs (including legal fees and costs), expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any such Agent or such sub-agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any such Agent or such sub-agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from any Agent’s gross negligence or willful misconduct. The agreements in this Section 14.7 shall survive the repayment of the Loans and all other amounts payable hereunder.
          14.8. Agents in their Individual Capacity. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent or any sub-agent thereof in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent and any sub-agent thereof shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent or any sub-agent thereof in its individual capacity. Any Agent or any sub-agent thereof and its respective Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection herewith and otherwise without having to account for the same to Lenders.
          14.9. Successor Agents. The Administrative Agent may resign as Administrative Agent and the Collateral Agent may resign as Collateral Agent upon 20 days’ prior written notice to the Lenders and the Company. If the Administrative Agent shall resign as Administrative Agent or the Collateral Agent shall resign as Collateral Agent under this Agreement and the other Credit Documents, then the Required Lenders shall appoint from among the Lenders a successor Administrative Agent or successor Collateral Agent, as applicable, which successor agent shall, in each case, be approved by the Company (which approval shall not be unreasonably withheld) so long as no Default or Event of Default is continuing, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as the case may be, and the term “Administrative Agent” or “Collateral Agent”, as the case may be, shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s or Collateral Agent’s rights, powers and duties as Administrative Agent or Collateral Agent, as the case may be, shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or Collateral Agent, as the case may be, or any of the parties to this Agreement or any holders of the Loans. After any retiring Administrative Agent’s or Collateral Agent’s resignation as Administrative Agent or Collateral Agent, as the case may be, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent under this Agreement and the other Credit Documents.
          14.10. Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any interest payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any authority of the United States or any other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Company and without limiting the obligation of the Company to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.
SECTION 15
Miscellaneous
          15.1. Amendments and Waivers. Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 15.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly (i) forgive or reduce any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce the stated rate (it being understood that any change to the definition of Consolidated Total Debt to Consolidated EBITDA Ratio or in the component definitions thereof shall not constitute a reduction in the rate and only the consent of the Required Lenders shall be necessary to waive any obligation of the Company to pay interest at the “default rate” or amend Section 2.8(c)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment, or in crease the aggregate amount of the Commitments of any Lender, or amend or modify any provisions of Section 5.3(a) (with respect to the ratable allocation of any payments only), 2.4 (with respect to the ratable disbursement of funds), 15.8(a), in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 15.1 or reduce the percentages specified in the definitions of the term “Required Lenders” or consent to the assignment or transfer by the Company of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Section 14 without the written consent of the then-current Administrative Agent and the then-current Collateral Agent, or (iv) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee) or release all or substantially all of the Collateral under the Pledge Agreement, the Pledge Agreement (Dutch Assets), the Security Agreement and the Mortgages, in each case without the prior written consent of each Lender, or (v) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Company, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Company, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Lenders).
          Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the

Company (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans.
          In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Company and the Lenders providing the relevant Replacement Term Loans (as defined below), subject to Section 5.1, to permit the refinancing of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement First Loans than those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.
          15.2. Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile or email transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (a) if to the Company, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 15.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and
          (b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Company and the Administrative Agent.
All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant recipient thereof; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the

Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.
          15.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
          15.4. Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
          15.5. Payment of Expenses and Taxes. The Company agrees (a) to pay or reimburse the Agents for all their actual and reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Cravath, Swaine & Moore LLP and one counsel in each other relevant local jurisdiction to the extent consented to by the Company, (b) to pay or reimburse each Lender and each Agent for all its reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Administrative Agent and the Collateral Agent (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel) and one counsel for the Lenders (unless there is an actual or perceived conflict of interest in which case each Lender affected thereby may retain its own counsel), (c) to pay, indemnify, and hold harmless each Lender and Agent from, any and all recording and filing fees, and (d) to pay, indemnify, and hold harmless each Lender and Agent and their respective directors, officers, employees, trustees, investment advisors and agents from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable and documented fees, disbursements and other charges of one counsel to the Administrative Agent and the Collateral Agent (unless there is an actual or perceived conflict of interest in which case each such Person may retain its own counsel) and one counsel for the Lenders (unless there is an actual or perceived conflict of interest in which case each Lender affected thereby may retain its own counsel), related to the Transactions or with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or to any actual or alleged presence, release or threatened release of Hazardous Materials or any other Environmental Claims involving or attributable to the operations of the Company, any of its Subsidiaries or any of the Real Estate (all the foregoing, collectively, the “indemnified liabilities”), provided that the Company shall have no obligation hereunder to the Administrative Agent or any Lender nor any of their Related Parties with respect to indemnified liabilities to the extent attributable to the bad faith, gross negligence or willful misconduct of, or material breach of the Credit Documents by, the party to be indemnified or any of its Related Parties. All amounts payable under this Section 15.5 shall be paid within ten Business Days of receipt by the Company of an invoice relating thereto setting forth such expense in reasonable retail. No Person indemnified under this Section 15.5 shall be liable for any special, indirect, consequential or punitive damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith. The agreements in this Section 15.5 shall survive repayment of the Loans and all other amounts payable hereunder.
          15.6. Successors and Assigns; Participations and Assignments. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) the Company may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Company or without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 15.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section 15.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, Collateral Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:
          (A) the Company (which consent shall not be unreasonably withheld or delayed; it being understood that the Company shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable law, the Company would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority), provided that no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (unless increased costs would result therefrom at any time when no Event of Default under Section 11.1 or Section 11.5 is continuing) or, if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing, any other assignee; and
          (B) the Administrative Agent (which consent shall not be unreasonably withheld or delayed), provided that no consent of the Administrative Agent as applicable, shall be required for an assignment of (1) any Commitment to an assignee that is a Lender with a Commitment of the same Class immediately prior to giving effect to such assignment or (2) any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund.

          (ii) Assignments shall be subject to the following additional conditions:
          (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, and in increments of $1,000,000 in excess thereof, unless each of the Company and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed), provided that no such consent of the Company shall be required if an Event of Default under Section 11.1 or Section 11.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;
          (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and oblig ations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
          (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided that (1) such processing and recordation fee may be waived with respect to any assignment at the option of the Administrative Agent and (2) only one processing and recordation fee shall be payable in the case of a series of related assignments to Persons that are all Approved Funds of a single Lender or an Affiliate of a single Lender (unless any such assignment is with respect to an amount of Loans or Commitments of less than $500,000, in which case a processing and recordation fee shall be payable with respect to each such assignment that is with respect to Loans and Commitments in an amount less than $500,000); and
          (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire ”) in which the assignee designates one or more credit contacts to whom all syndicat e-level information (which may contain material non-public information about the Credit Parties and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with such assignee’s compliance procedures and applicable law, including Federal and state securities laws.
For the purpose of this Section 15.6(b), the term “Approved Fund ” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section 15.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 15.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 15.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with pa ragraph (c) of this Section 15.6.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Company shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement. The entries in the Register shall be conclusive absent manifest error, and the Company, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Company or any Lender (with respect to any entry relating to such Lender’s Loans) at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to above (if applicable) and any written consent to such assignment required by paragraph (b) of this Section 15.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.
          (c) (i) Any Lender may, without the consent of the Company or the Administrative Agent, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Company, the Administrative Agent and the other Lenders shall con tinue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 15.1 under subsections (i), (iv) or (v) that affects such Participant. Subject to paragraph (c)(ii) of this Section 15.6, the Company agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 to the same extent as if it were a Lender (subject to the requirements of those Sections) and had acquired its interest by assignment pursuant to paragraph (b) of this Section 15.6. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 15.8(b) as though it were a Lender, provided such Participant agrees to be subject to Section 15.8(a) as though it were a Lender.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.10 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent (which consent shall not be unreasonably withheld).
          (d) Any Lender may, without the consent of the Company or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure (i) obligations to a Federal Reserve Bank or (ii) in the case of any Lender that is an investment fund, obligations to any holder of securities issued by such Lender (or any trustee of or other representative of any such holder), and this Section 15.6 shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In order to facilitate such pledge or assignment, the Company hereby agrees that, upon request of any Lender at any time and from time to time after the Company has made its initial borrowing hereunder, the Company shall provide to such Lender, at the Company’s own expense, a promissory note, substantially in the form of Exhibit B, as the case may be, evidencing the Term Loans and New Term Loans, respectively, owing to such Lender.
          (e) Subject to Section 15.16, the Company authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee ”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Company and its Affiliates that has been delivered to such Lender by or on behalf of the Company and its Affiliates pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company and its Affiliates in connection with such Lender’s credit evaluation of the Company and its Affiliates prior to becoming a party to this Agreement.
          15.7. Replacements of Lenders under Certain Circumstances . (a) The Company shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Section 2.10 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken or (c)

becomes a Defaulting Lender, with a replacement bank or other financial institution, provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Company shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any amounts being reasonably disputed in good faith), pursuant to Section 2.10, 2.11 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.6 and (vi) any such replacement shall not be deemed to be a waiver of any rights that the Company, the Administrative Agent or any other Lender shall have against the replaced Lender.
          (b) If any Lender (such Lender, a “Non-Consenting Lender ”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 15.1 requires the consent of all of the Lenders affected and with respect to which the Required Lenders shall have granted their consent, then provided no Event of Default then exists, the Company shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent, provided that: (a) all Obligations of the Company owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment, (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the replacement Lender shall grant such consent. In connection with any such assignment, the Company, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 15.6.
          15.8. Adjustments; Set-off. (a) If any Lender (a “benefited Lender ”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however , that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
          (b) Subject to the terms of the Intercreditor Agreement, after the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Company, any such notice being expressly waived by the Company to the extent permitted by applicable law, subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld) upon any amount becoming due and payable by the Company hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Company. Each Lender agrees promptly to notify the Company and the Administrative Agent after any such set-off and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such set-off and application.
          15.9. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Company and the Administrative Agent.
          15.10. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
          15.11. Integration. This Agreement, the other Credit Documents, the other documents under which Obligations arise and any fee letters entered into with the Administrative Agent and the Co-Syndication Agents or their Affiliates represent the entire agreement of the Company, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Company, the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in such other documents.
          15.12. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
          15.13. Submission to Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:
          (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
          (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

          (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 15.2 or at such other address of which the Administrative Agent shall have been notified pursuant to Section 15.2;
          (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
          (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 15.13 any special, exemplary, punitive or consequential damages.
          15.14. Acknowledgments. The Company hereby acknowledges that:
          (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
          (b) neither the Administrative Agent nor the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Company arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between Administrative Agent, the Collateral Agent and Lenders, on one hand, and the Company, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
          (c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Company and the Lenders.
          15.15. WAIVERS OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
          15.16. Confidentiality. The Administrative Agent and each Lender shall hold all non-public information furnished by or on behalf of the Company in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender or the Administrative Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and (in the case of a Lender that is a bank) in accordance with safe and sound banking practices and in any event may (i) make disclosure as required or requested by any governmental agency or representative thereof or pursuant to legal process or to such Lender’s or the Administrative Agent’s attorneys, professional advisors or independent auditors or Affiliates, provided that unless specifically prohibited by applicable law or court order, each Lender and the Administrative Agent shall notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency or other routine examinations of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, and provided, further, that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Company or any Subsidiary of the Company, (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in any hedging agreement (provided, such assignees, transferees, participants, counterparties and advisors are advised of and agree to be bound by the provisions of this Section 15.16), (iii) disclosure of such information reasonably required by any lender or other Person providing financing to such Lender (provided such lenders or other Persons are advised of the confidential nature of such information and agree to keep such information confidential on terms consistent with this Section 15.16), and (iv) make disclosure to any rating agency, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any Confidential Information received by it from any of the Agents or any Lender.
          15.17. Direct Website Communications. (a) (i) The Company may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the email addresses set forth on Schedule 15.2 for the Administrative Agent. Nothing in this Section 15.17 shall prejudice the right of the Company, the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
          (ii) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to Intralinks/IntraAgency or another relevant website (the “Platform”) shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.
          (b) The Company further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on a Platform, so long as the access to such Platform is limited (i) to the Agents and the Lenders and (ii) remains subject the confidentiality requirements set forth in Section 15.16.
          (c) The Platform is provided “as is” and “as available”. The Agent Parties do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent Parties in connection with the Communications or the platform. In no event shall the Administrative Agent, the Collateral Agent or any of its affiliates or any of their respective officers, directors, employees, agents, advisors or representatives (collectively, “Agent Parties”) have any liability to the Company, any Lender or any other person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Company’s or any Agent Party’s transmission of Communications through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties) gross negligence, bad faith or willful misconduct or material breach of the Credit Documents.
          (d) The Company and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to the Company, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that the Company has indicated contains only publicly available information with respect to the Company may be posted on that portion of the Platform designated for such public-side Lenders. If the Company has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the Company, its Subsidiaries and their securities. Notwithstanding the foregoing, the Company shall be under no obligation under this Section 15.17(d) to indicate any document or notice as containing only publicly available information.
          (e) Each Lender acknowledges that information furnished to it pursuant to this Agreement may include material non-public information concerning the Credit Parties or their Affiliates or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws. Any information, including waivers and amendments, furnished by the Borrower or the Administrative Agent pursuant to, or in the course of administering, this Agreement may be syndicate-level information, which may contain material non-public information about the Credit Parties or their Affiliates or their respective securities. Accordingly, each Lender represents to the Credit Parties and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law.

          15.18. USA PATRIOT Act. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such party to identify the Borrower in accordance with the Patriot Act.
[remainder of page intentionally left blank; signature page is the next page]

     IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

TRADER ACQUISITION CORP,
by
Name:
Title:

IPC SYSTEMS, INC.,
by
Name:
Title:

[Signature Page to IPC Second Lien Credit Agreement]

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent, Collateral Agent and a Lender,
by
Name:
Title:

[Signature Page to IPC Second Lien Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Co- Syndication Agent and a Lender,
by	/s/ Thomas H. Kozlark
	Name:	THOMAS H. KOZLARK
	Title:	EXECUTIVE DIRECTOR

[Signature Page to IPC Second Lien Credit Agreement]

UBS SECURITIES LLC, as Co-Syndication Agent and a Lender,
by	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director

/s/ Irja R. Otsa
Name: Irja R. Otsa Title: Associate Director

[Signature Page to IPC Second Lien Credit Agreement]

CIT LENDING SERVICES CORPORATION, as a Co-Documentation Agent and a Lender,
by	/s/ Anthony Holland
	Name:	Anthony Holland
	Title:	Vice President

[Signature Page to IPC Second Lien Credit Agreement]

FORTIS CAPITAL CORP., as a Co- Documentation Agent,
by	/s/ John M. Crawford
	Name:	John M. Crawford
	Title:	Managing Director

by	/s/ Kerri L. Fox
	Name:	Kerri L. Fox
	Title:	Managing Director

[Signature Page to IPC Second Lien Credit Agreement]

Schedule 1.1(a)
to the Second Lien Credit Agreement
Commitments

Tranche B Term Loan
Lender	Commitment
Goldman Sachs Credit Partners L.P.	$315,000,000.00

Totals:	$315,000,000.00

Schedule 1.1(b)
Mortgaged Properties
42 Pequot Park Road, Westbrook, CT 06498

Schedule 1.1(c)
Excluded Subsidiaries
None.

Schedule 8.12
Subsidiaries
Domestic Subsidiaries

				Material
	Jurisdiction of		No. Shares/	Subsidiary
Entity Name	Organization	Record Owner	Interest	(Y/N)
IPC Information Systems Services, Inc.	Delaware	IPC Systems, Inc.	1000	N

IPC Information System Holdings USA, Inc.	Delaware	IPC Systems, Inc.	1000	N

IPC Information System Holdings USA, L.L.C.	Delaware	IPC Systems, Inc.	100% of membership interests	N

Gains Acquisition Corp.	Delaware	IPC Systems, Inc.	664,380.379	N

Gains Asia Acquisition LLC	Delaware	IPC Systems, Inc.	100% of membership interests	N

IPC Funding Corp.	Delaware	IPC Systems, Inc.	100	N

IPC Information Systems Holdings, Inc.	Delaware	IPC Systems, Inc.	1000	N

IPC Information Systems Holdings, L.L.C.	Delaware	IPC Systems, Inc.	100% of membership interests	N

IPC Information Systems Services, L.L.C.	Delaware	IPC Systems, Inc.	100% of membership interests	N

IPC Command Systems, Inc.	New Jersey	IPC Information Systems Holdings, Inc.	1000	N

Geo911, Inc.	Arizona	IPC Command	12,100,000	N
		Systems, Inc.

V Band Corporation	Delaware	IPC Systems, Inc.	100	N

IPC Information Systems Far East Inc.	Delaware	IPC Systems, Inc.	11,685	N

IPC Network Services, Inc	New York	Gains Acquisition Corp.	200	Y

Purple Voice, Inc.	Delaware	Purple Voice, Ltd.	1000	N

HNG Corp.	Delaware	IPC Systems, Inc.	7,595	N

IPC Systems, Inc.	Delaware	Trader Acquisition Corp	100	Y

Positron Public Safety Systems Corp.	Georgia	IPC Information Systems Holdings, Inc.	10	N

Masys Corporation	Minnesota	Positron Public Safety Systems Corp.	1,000	N

				Material
	Jurisdiction of		No. Shares/	Subsidiary
Entity Name	Organization	Record Owner	Interest	(Y/N)
Westcom Holding Corp.	Delaware	IPC Systems, Inc.	100	N

Westcom Acquisition Corp.	Delaware	Westcom Holding Corp.	100	N

Westcom Corporation	New York	Westcom Acquisition Corp.	100	Y

Westcom Dedicated Private Lines, Inc.	Illinois	Westcom Acquisition Corp.	100	N

Trade Lines Communications, Inc.	New York	Westcom Corporation	100	N

Westcom Technologies, Inc.	Delaware	Westcom Corporation	1,000	N

Westcom Dedicated Private Lines, Inc.	New York	Westcom Corporation	100	N

KGM Circuit Solutions, LLC	New York	Westcom Corporation	100% of membership interests	N

Foreign Subsidiaries

Material
	Jurisdiction of		No. Shares/	Subsidiary
Entity Name	Organization	Record Owner	Interest	(Y/N)
TSW Netherlands Holdings C.V.	Netherlands	IPC Systems, Inc. (general partner)

		IPC Information System Services, Inc. and HNG Corp. (limited partners)	N/A	N

TSW Netherlands BV	Netherlands	TSW Netherlands Holdings, C.V.	Ordinary Shares: 180	N

IPC Information Systems (Hong Kong)	Hong Kong	TSW Netherlands BV	Ordinary Shares:	N
Limited			96,107,795

IPC Network Services Asia Ltd.	Hong Kong	TSW Netherlands BV	Ordinary Shares: 2	N

IPC Network Services (Hong Kong) Ltd.	Hong Kong	IPC Network Services Asia Ltd.	Ordinary Shares: 2	N

IPC Information Systems Hong Kong Holdings Ltd.	Hong Kong	IPC Information Systems (Hong Kong) Limited	Ordinary Shares: 2	N

IPC NS UK SPC Limited	England and Wales	IPC Network Services UK Holdings Limited	3,500,002 “A” Shares	N

		IPC Information Systems (Singapore) Pte Ltd.	70,000 “B” Shares

IPC Network Services Limited	England and Wales	IPC NS UK SPC	Ordinary Shares:	N
		Limited	1,825,259

IPC Information Systems UK Holdings	England and Wales	TSW Netherlands	Ordinary Shares:	N
Limited		Holdings BV	20,753,752

Material
	Jurisdiction of		No. Shares/	Subsidiary
Entity Name	Organization	Record Owner	Interest	(Y/N)
IPC Information Systems Canada, Inc.	Canada	IPC Information Systems UK Holdings Limited	111,180	N

IPC UK Holdings Ltd.	England and Wales	IPC Information Systems UK Holdings Limited	Ordinary Shares: 1,760,044	N

IPC Network Services UK Holdings Limited	England and Wales	IPC Information Systems UK Holdings Limited	Ordinary Shares: 35,787,592	N

IPC UK SPC Ltd.	England and Wales	IPC UK Holdings Ltd.	Ordinary Shares: 100	N

IPC Information Systems	England and Wales	IPC UK Holdings Ltd.	Ordinary Shares: 100	Y

		IPC UK SPC Ltd.	Ordinary Shares: 1

Purple Voice, Ltd.	England and Wales	Purple Voice Holdings, Ltd.	Ordinary Shares: 1	N

Purple Voice Holdings, Ltd.	England and Wales	IPC UK Holdings Ltd.	Ordinary Shares 87,013 Special Shares: 1	N

V Band Limited	England and Wales	IPC Information Systems	Ordinary Shares: 50,050	N

IPC Information Systems (Singapore) Pte. Ltd.	Singapore	IPC Systems, Inc.	Ordinary Shares: 2,042,284	N

IPC Network Services (Singapore) Ltd.	Singapore	IPC Network Services Asia Ltd.	Ordinary Shares: 150,000	N

IPC Information Systems (Australia) Pty. Ltd.	Australia	IPC Systems, Inc.	Ordinary Shares: 2,640,852	N

IPC Network Services (Australia) Pty. Ltd.	Australia	IPC Network Services Asia Ltd.	Ordinary Shares: 2	N

Material
	Jurisdiction of		No. Shares/	Subsidiary
Entity Name	Organization	Record Owner	Interest	(Y/N)
IPC Information Systems (Malaysia) Sdn. Bhd.	Malaysia	IPC Systems, Inc.	Ordinary Shares: 2	N

IPC Information Systems (Japan) K.K.	Japan	IPC Systems, Inc.	Ordinary Shares: 1,400	N

PT. IPC Information Systems Indonesia	Indonesia	IPC Systems, Inc.	Ordinary Shares: 90,000	N

		IPC Information Systems H.K. Holdings Ltd.	Ordinary Shares: 10,000

IPC Information Systems Shanghai Ltd.	China	IPC Information Systems Hong Kong Holdings Ltd.	All certificates/licenses only state that registered capital is USD 350K, not divided into any number of shares. IPC Shanghai set up is not under shares system as it is 100% owned by IPC HK Holdings.	N

IPC Information Systems GmbH	Germany	IPC UK Holdings Ltd.	N/A	N

IPC Information Systems France S. A. R. L.	France	IPC UK Holdings Ltd.	Ordinary Shares: 100	N

IPC Information Systems S.R.L.	Italy	IPC UK Holdings Ltd.	Ordinary Shares: 7,500	N

		IPC UK SPC Ltd.	Ordinary Shares: 2,500

TSW Command Systems Inc.	Canada	IPC Information Systems Holdings, Inc.	51,700,000	N

				Material
	Jurisdiction of		No. Shares/	Subsidiary
Entity Name	Organization	Record Owner	Interest	(Y/N)
Positron Public Safety Systems, Inc.	Canada	TSW Command Systems Inc.	61,099,186	Y

GeoMobile, Inc.	Canada	TSW Command Systems Inc.	1,000	N

IPC Network Services Japan, K.K.	Japan	IPC Network Services, Inc	10	N

IPC Network Services EMEA Limited	England and Wales	IPC Network Services Limited	1 Ordinary Share	N

Westcom Global Networks ULC	Nova Scotia	Westcom Corporation	100 Common Shares	N

Westcom Telecom Singapore Pte. Ltd.	Singapore	Westcom Corporation	1	N
Westcom Europe Limited	United Kingdom	Westcom Corporation	100	Y

Westcom Hong Kong Limited	Hong Kong	Westcom Corporation	1	N

Westcom Latin America Ltd.	Cayman Islands	Westcom Corporation	1000	N

Lexar UK Limited	United Kingdom	Westcom Europe Limited	100% of outstanding stock	N

Westcom Dedicated Private Lines Limited	United Kingdom	Westcom Europe Limited	100% of outstanding stock	N

Schedule 9.9
Closing Date Affiliate Transactions
Equity Contribution Agreement, dated as of May 31, 2007, among Trader Acquisition Corp, IPC Systems, Inc., Michael Hirtenstein and One Equity Partners LLC as Stockholder Representative.
Stockholders Agreement, dated as of May 31, 2007, among Trader Acquisition Corp, Silver Lake Partners II, L.P., Silver Lake Technology Investors II, L.P and Michael Hirtenstein.

Schedule 9.15(c)
Post-Closing Actions
     The Company agrees that it will, or will cause its relevant Subsidiaries to, provide the stock and LLC certificates identified in the chart below no later than 30 days after the Closing Date or such later date as the Administrative Agent may reasonably agree.
Certificates to be Provided Post-Closing

		Class of		Percentage of Issued
		Equity	Certificated	and Outstanding
Pledgor	Issuer	Interest	(Y/N)	Units
IPC Systems, Inc.	IPC Information Systems (Australia) Pty. Ltd.	Ordinary Shares	Y	65%

IPC Systems, Inc.	IPC Information Systems (Japan) K.K.	Common Shares	Y	65%

IPC Systems, Inc.	IPC Information Systems (Singapore) Pte Ltd.	Ordinary Shares	Y	65%

IPC Information Systems, Inc.	IPC Information Systems (Malaysia) Sdn. Bhd.	Ordinary Shares	Y	65%

IPC Systems, Inc.	PT. IPC Information Systems Indonesia	Ordinary Shares	Y	65%

IPC Network Services, Inc	IPC Network Services Japan, K.K.	Common Shares	Y	65%

Westcom Corporation	Westcom Hong Kong Limited	Shares	Y	65%

		Class of		Percentage of Issued
		Equity	Certificated	and Outstanding
Pledgor	Issuer	Interest	(Y/N)	Units
Westcom Corporation	Westcom Telecom Singapore Pte. Ltd.	Ordinary Shares	Y	65%

IPC Systems, Inc.	Gains Asia Acquisition LLC	Limited Liability Company Interests	Y	100%

Westcom Corporation	KGM Circuit Solutions, LLC	Limited Liability Company Interests	Y	100%
     Each stock certificate of an issuer listed in the preceding chart and delivered pursuant to this Schedule 9.15(c) shall replace the stock certificate of such issuer, if any, listed in the following chart, and upon such delivery, such stock certificate listed in the following chart shall be returned to the Company.
Certificates to be Replaced Post-Closing

		Class of				Percentage of Issued
		Equity	Certificated	Certificate	Number	and Outstanding
Pledgor	Issuer	Interest	(Y/N)	No(s)	of Units	Units
IPC Systems, Inc.	IPC Information Systems (Australia) Pty. Ltd.	Ordinary Shares	Y	9	2,640,852	100%

IPC Systems, Inc.	IPC Information Systems (Japan) K.K.	Common Shares	Y	1	1,400	100%

IPC Systems, Inc.	IPC Information Systems (Singapore) Pte Ltd.	Ordinary Shares	Y	10	2,042,284	100%

IPC Information Systems, Inc.	IPC Information Systems (Malaysia) Sdn. Bhd.	Ordinary Shares	Y	003	2	100%

IPC Systems, Inc.	PT. IPC Information Systems Indonesia	Ordinary Shares	Y	1	90,000	90%

		Class of				Percentage of Issued
		Equity	Certificated	Certificate	Number	and Outstanding
Pledgor	Issuer	Interest	(Y/N)	No(s)	of Units	Units
Westcom Corporation	Westcom Hong Kong Limited	Shares	Y	2	1	100%

IPC Network Services, Inc	IPC Network Services Japan, K.K.	Common Shares	Y	1-10	10	100%

Westcom Corporation	Westcom Telecom Singapore Pte. Ltd.	Ordinary Shares	Y	2	1	100%

Schedule 10.1
Closing Date Indebtedness
IPC Information Systems (Australia) Pty Ltd provides a funded capital lease in the aggregate amount of $5.2 million for various communications systems and related products and maintenance support services to Westpac Banking Corporation pursuant to a Managed Services Agreement, dated as of June 30, 2005, between IPC Information Systems (Australia) Pty Ltd and Westpac Banking Corporation. The lessor is TIP Capital. The principal balance of the lease as of May 31, 2007 is $1,252,280.58.

Schedule 10.2
Closing Date Liens
None.

Schedule 10.5
Closing Date Investments
The following transactions are expected to occur after the Closing Date.
1. Westcom Corporation shall merge into a newly-formed New York limited liability company (“Westcom LLC”), which shall be the survivor of such merger and shall become a Guarantor.
2. Westcom LLC shall distribute its resulting ownership interest in the following companies (collectively, the “Westcom Foreign Subs”) to IPC Systems, Inc.:
•	Westcom Telecom Singapore Pte. Ltd.

•	Westcom Hong Kong Limited

•	Westcom Europe Limited
3. IPC Systems, Inc. shall contribute the Westcom Foreign Subs to IPC Information Systems Services, Inc. (“IPCISS”).
4. IPCISS shall contribute the Westcom Foreign Subs to TSW Netherlands Holdings C.V. (“TSW Holdings”).
5. TSW Holdings shall contribute the Westcom Foreign Subs to TSW Netherlands BV.

Schedule 10.11
Closing Date Restrictions
None.

Schedule 15.2
Notice Addresses
To the Company:
Address:
Wall Street Plaza
88 Pine Street
New York, NY 1005
Attention: James Engler or Timothy Whelan
Telephone: (212) 825-9060
Facsimile: (212) 858-6920
Email: james.engler@ipc.com or timothy.whelan@ipc.com
To the Administrative Agent:
For all notices:
Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention: Pedro Ramirez
Telecopier: (212) 357-4597
email: gsd.link@gs.com
With a copy to:
Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York 10004
Attention: Rob Schatzman
Telecopier: (212) 902-3000

EXHIBIT A
TO THE SECOND LIEN CREDIT AGREEMENT
FORM OF ASSIGNMENT AND ACCEPTANCE
     This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date (as defined below) and is entered into by and between the assignor whose legal name is set forth below (the “Assignor”) and the assignee whose legal name is set forth below (the “Assignee”). Capitalized terms used in this Assignment and Acceptance and not otherwise defined herein shall have the meanings specified in the Second Lien Credit Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among IPC Systems, Inc. (the “Company”), Trader Acquisition Corp, a Delaware corporation (“Holdings”), the lending institutions from time to time party thereto (each, a “Lender” and, collectively the “Lenders”), Goldman Sachs Credit Partners L.P., as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A. and UBS Securities LLC, as Co-Syndication Agents, and CIT Lending Services Corporation and Fortis Capial Corp., as Co-Documentation Agents. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of the Loans identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance and the Credit Agreement, without representation or warranty by the Assignor.
     Contemporaneously with the delivery of this Assignment and Acceptance to the Administrative Agent, the Assignee or Assignor has paid the processing and recordation fee to the Administrative Agent required by Section 15.6(b)(ii)(C) of the Credit Agreement, if any.
     If not already a Lender, the Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company and its Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
1. Assignor:
2. Assignee:                                         [and is an Affiliate of a Lender/Approved Fund of a Lender]1]
3. Assigned Interest:

Percentage Assigned of
Total Loans of
	Total Loans of	Amount of Loan	all Lenders (Set forth,
	all Lenders	Assigned	to at least 9 decimals)
Tranche B Term Loans	$		[0.000000000%]
4. Effective Date of Assignment (the “Effective Date”:                                         , 20     2.

[1]	Select as applicable.

[2]	To be inserted by the Administrative Agent and which shall be the effective date of recordation of the transfer in the Register therefor.

2

          The terms set forth in this Assignment and Acceptance are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor
by
Name:
Title:

[NAME OF ASSIGNEE], as Assignee
by
Name:
Title:

3

[Consented to and][3] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent,
by
Name:
Title:

[Consented to: IPC SYSTEMS, INC.,
by
Name:
	Title:	][4]

[3]	See Section 15.6(b)(i)(B) of the Credit Agreement.

[4]	See Section 15.6(b)(i)(A) of the Credit Agreement.

4

ANNEX I
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ACCEPTANCE
     1. Representations and Warranties and Agreements.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Document or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document of any of their respective obligations under any Credit Document.
          1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and, if applicable, to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and, if applicable, become a Lender thereunder, (iii) from and after the Effective Date, it shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
     2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

     3. General Provisions.
          3.1 In accordance with Section 15.6 of the Credit Agreement, upon execution, delivery, acceptance and recording of this Assignment and Acceptance, from and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender under the Credit Agreement with the Loans as set forth herein, and (b) the Assignor shall, to the extent of the Assigned Interest assigned pursuant to this Assignment and Acceptance, be released from its obligations under the Credit Agreement (and, in the case this Assignment and Acceptance covers all of the Assignor’s rights and obligations under the Credit Agreement, the Assignor shall cease to be a party to the Credit Agreement but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 15.5 thereof).
          3.2 This Assignment and Acceptance shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed by one or more of the parties to this Assignment and Acceptance on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. This Assignment and Acceptance and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by and interpreted under the laws of the State of New York.
[Remainder of page intentionally left blank].

2

EXHIBIT B
TO THE SECOND LIEN CREDIT AGREEMENT
FORM OF PROMISSORY NOTE
(TRANCHE B TERM LOANS)

$	New York, New York
[ , 200_]
     FOR VALUE RECEIVED, IPC SYSTEMS, INC., a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of [                    ] or its registered assign (the “Tranche B Term Loan Lender”), at the Administrative Agent’s Office or such other place as the Administrative Agent shall have specified, in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement) on the Maturity Date the principal amount of [                    ] Dollars ($[          ]) or, if less, the aggregate unpaid principal amount of all advances made by the Lender to the Company as Tranche B Term Loans pursuant to the Credit Agreement. The Company further unconditionally promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.
     This promissory note (this “Promissory Note”) is one of the promissory notes referred to in Section 15.6(d) of the Second Lien Credit Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the Company, Trader Acquisition Corp, the lending institutions from time to time parties thereto, (each a “Lender”), Goldman Sachs Credit Partners L.P., as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A. and UBS Securities LLC, as Co-Syndication Agents, and CIT Lending Services Corporation and Fortis Capital Corp., as Co-Documentation Agents. This Promissory Note is subject to, and the Tranche B Term Loan Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Tranche B Term Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents. The Tranche B Term Loans evidenced hereby are subject to prepayment prior to the Maturity Date, in whole or in part, as provided in the Credit Agreement.
     The Company and all other parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest, notice of any kind whatsoever and, to the full extent permitted by applicable law, the right to plead any statute of limitations as a defense to any demand hereunder, in connection with this Promissory Note. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Tranche B Term Loan Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. A waiver by the Administrative Agent or the Tranche B Term Loan Lender of any right, remedy, power or privilege hereunder or under any Credit

Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Tranche B Term Loan Lender would otherwise have on any future occasion. The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.
     All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in Section 15.6(b) of the Credit Agreement, and such Person shall be treated as the Tranche B Term Loan Lender hereunder for all purposes of the Credit Agreement.
     Except as otherwise set forth in the Credit Agreement, no reference herein to the Credit Agreement and no provision of this Promissory Note or the Credit Agreement shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.
     THIS PROMISSORY NOTE AND THE RIGHTS AND OBLIGATIONS OF THE COMPANY AND THE TRANCHE B TERM LOAN LENDER HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
(signature page follows)

     INWITNESS WHEREOF, the Company has caused this Promissory Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

IPC SYSTEMS, INC.,

by

Name:
Title:

EXHIBIT D
TO THE SECOND LIEN CREDIT AGREEMENT
FORM OF JOINDER AGREEMENT
          JOINDER AGREEMENT, dated as of [                    , 20___] (this “Agreement”), among [NEW TERM LOAN LENDERS] (each, a “New Term Loan Lender” and, collectively, the “New Term Loan Lenders”), IPC Systems, Inc., (the “Borrower”), and Goldman Sachs Credit Partners L.P. (“GSCP”), as administrative agent (in such capacity, the “Administrative Agent”).
RECITALS:
          WHEREAS, reference is hereby made to the Second Lien Credit Agreement, dated as of May 31, 2007 (as amended, restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among IPC Systems, Inc., Trader Acquisition Corp, the Lenders party thereto, GSCP, as Administrative Agent and Collateral Agent, JPMorgan Chase Bank, N.A. and UBS Securities LLC, as Co-Syndication Agents, and CIT Lending Services Corporation and Fortis Capital Corp., as Co-Documentation Agents (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement); and
          WHEREAS, subject to the terms and conditions of the Credit Agreement, New Term Loan Commitments may be established by, among other things, entering into one or more Joinder Agreements with New Term Loan Lenders.
          NOW, THEREFORE, in consideration of the foregoing and agreements, provisions and covenants herein contained, the parties hereto agree as follows:
          Each New Term Loan Lender party hereto hereby agrees to commit to provide its respective New Term Loan Commitment as set forth on Schedule A hereto on the terms and subject to the conditions set forth below:
          Each New Term Loan Lender represents and warrants (i) that it has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to consummate the transactions contemplated hereby and, if applicable, to become a Lender under the Credit Agreement; (ii) that it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to provide the New Term Loan Commitment and, if applicable, become a Lender thereunder; (iii) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the most recent financial statements delivered pursuant to Section 9.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (iv) agrees that it will, independently and without reliance on the Administrative Agent or any other New Term Loan Lender or any other Lender or Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit

Agreement; (v) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vi) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a New Term Loan Lender.
          Each New Term Loan Lender hereby agrees to make its respective Commitment on the following terms and conditions:1
          SECTION 1. Applicable Margin. The Applicable ABR Margin and Applicable LIBOR Margin for each Series [_] New Term Loan shall be as set forth below:
[DESCRIBE PRICING]
          SECTION 2. Principal Payments. The Borrower shall make principal payments on the Series [          ] New Term Loans in installments on the dates and in the amounts set forth below:
[DESCRIBE AMORTIZATION]
          SECTION 3. Voluntary and Mandatory Prepayments. Scheduled installments of principal of the Series [          ] New Term Loans set forth above shall be reduced in connection with any voluntary or mandatory prepayments of the Series [          ] New Term Loans in accordance with Sections 5.1 and 5.2 of the Credit Agreement, respectively.
          SECTION 4. Use of Proceeds. The proceeds of the Loans made pursuant to this Joinder Agreement shall be used for [DESCRIBE USE OF PROCEEDS].
          SECTION 5. Proposed Borrowing. This Agreement represents Borrower’s request to borrow Series [ ] New Term Loans from the New Term Loan Lenders as follows (the “Proposed Borrowing”):
          (a) Business Day of Proposed Borrowing:                     ,
          (b) Amount of Proposed Borrowing: $

[1]	Insert Sections 1 through 5, as applicable, with such modifications as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement. Further, insert any other Sections (including Sections related to the conditions precedent to the effectiveness of this Joinder Agreement) as may be agreed to by the parties hereto to the extent consistent with the Credit Agreement.

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          (c) Interest rate option:
               (i) ABR Loan(s)
               (ii) LIBOR Loans with an initial Interest Period of ___month(s)
          SECTION 6. New Term Loan Lenders. Each New Term Loan Lender that is not already a Lender under the Credit Agreement acknowledges and agrees that upon its execution of this Agreement and the making of Loans hereunder that such New Term Loan Lender shall become a “Lender” under, and for all purposes of, the Credit Agreement and the other Credit Documents, and shall be subject to and bound by the terms thereof, and shall perform all the obligations of and shall have all rights of a Lender thereunder. Each New Term Loan Lender agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which such New Term Loan Lender designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Affiliates or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          SECTION 7. Credit Agreement Governs. Except as set forth in this Agreement, the New Term Loans shall otherwise be subject to the provisions of the Credit Agreement and the other Credit Documents.
          SECTION 8. Borrower Certifications. By its execution of this Agreement, the Borrower hereby certifies that:
     (a) all representations and warranties made by any Credit Party contained in the Credit Agreement or the other Credit Documents are true and correct in all material respects on and as of the date hereof to the same extent as though such representations and warranties had been made on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects on and as of such earlier date;
     (b) no event has occurred and is continuing or would result from the consummation of the Proposed Borrowing contemplated hereby that would constitute a Default or an Event of Default; and
     (c) the Borrower has performed in all material respects all agreements and satisfied all conditions which the Credit Agreement provides shall be performed or satisfied by it on or before the date hereof.
          SECTION 9. Borrower Covenants. By its execution of this Agreement, the Borrower hereby covenants that:
     (a) the Borrower shall deliver or cause to be delivered the following legal opinions and documents: [                    ], together with all other legal opinions and other

3

documents reasonably requested by the Administrative Agent in connection with this Agreement; and
     (b) set forth on the attached certificate of an Authorized Officer are the calculations (in reasonable detail) demonstrating compliance with the financial tests described in Section 2.14(a)(iii) of the Credit Agreement.
          SECTION 10. Notice. For purposes of the Credit Agreement, the initial notice address of each New Term Loan Lender shall be as set forth below its signature below.
          SECTION 11. Tax Forms. For each relevant New Term Loan Lender, delivered herewith to the Administrative Agent are such forms, certificates or other evidence with respect to United States federal income tax withholding matters as such New Term Loan Lender may be required to deliver to the Administrative Agent pursuant to Section 5.4(d) and/or Section 5.4(e) of the Credit Agreement.
          SECTION 12. Recordation of the New Term Loans. Upon execution and delivery hereof, the Administrative Agent will record the Series [          ] New Term Loans made by each New Term Loan Lender in the Register.
          SECTION 13. Amendment, Modification and Waiver. This Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.
          SECTION 14. Entire Agreement. This Agreement, the Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties or any of them with respect to the subject matter hereof.
          SECTION 15. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
          SECTION 16. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as would be enforceable.
          SECTION 17. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
[Remainder of page intentionally left blank]

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          IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of [___, 20___].

[NAME OF NEW TERM LOAN LENDER],

by

Name:
Title:
Notice Address:
Attention:
Telephone:
Facsimile:

GOLDMAN SACHS CREDIT PARTNERS L.P., as Administrative Agent,

by

Name:
Title:

IPC SYSTEMS, INC.,

by

Name:
Title:

5

SCHEDULE A
TO JOINDER AGREEMENT

Name of New Term
Loan Lender	Amount
[ ]	$
[ ]	$
Total:$